                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           WOLVERINE WORLD WIDE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                          [WOLVERINE WORLDWIDE LOGO]
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                            NOTICE OF ANNUAL MEETING

To the Stockholders:

     The Annual Meeting of Stockholders of Wolverine World Wide, Inc. will be held at the Holiday Inn Crowne Plaza, 5700 28th Street, S.E., Grand Rapids, Michigan, on Wednesday, April 19, 1995, at 10 a.m. local time, for the following purposes:

     (1) Election of four directors for three-year terms expiring in 1998.

     (2) Consideration and approval of the 1995 Stock Incentive Plan.

     (3) Consideration and ratification of the Board of Directors' appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

     (4) Transaction of such other business as may properly come before the meeting.

     Stockholders of record at the close of business March 1, 1995, are entitled to notice of and to vote at the meeting or any adjournment of the meeting. A list of stockholders entitled to receive notice of and vote at the Annual Meeting of Stockholders will be available for examination by Wolverine stockholders at the offices of Warner Norcross & Judd LLP, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503, during ordinary business hours for the ten-day period before the meeting.

     A copy of the Annual Report to Stockholders for the year ended December 31, 1994, is being mailed to you concurrently with this Notice. The following Proxy Statement and enclosed Proxy is being furnished to stockholders on and after March 27, 1995.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [SIG.]

                                          Blake W. Krueger, General Counsel and
                                          Secretary
March 27, 1995

        YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING,
           PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 19, 1995

                                PROXY STATEMENT

     This Proxy Statement and the enclosed Proxy are being furnished to holders of Common Stock, $1.00 par value, of Wolverine World Wide, Inc. ("Wolverine" or the "Company") on and after March 27, 1995, in connection with the solicitation by the Wolverine Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held on April 19, 1995, and at any adjournment of that meeting. The annual meeting will be held at the Holiday Inn Crowne Plaza, 5700 28th Street, S.E., Grand Rapids, Michigan, at 10 a.m. local time.

     The purpose of the annual meeting is to consider and vote upon: (i) the election of four directors for three-year terms expiring in 1998; (ii) approval of the 1995 Stock Incentive Plan; and (iii) ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the current fiscal year. If a proxy in the enclosed form is properly executed and returned to Wolverine, the shares represented by the proxy will be voted at the annual meeting and at any adjournment of that meeting. If a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in this Proxy Statement, for approval of the 1995 Stock Incentive Plan, for ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for its current fiscal year, and in accordance with the judgment of the persons named as proxies with respect to any other matter that may come before the meeting or any adjournment. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

     A proxy may be revoked at any time before it is exercised by written notice delivered to the Secretary of the Company or by attending and voting at the annual meeting.

                             ELECTION OF DIRECTORS

     In accordance with the recommendation of the Governance Committee, the Board of Directors has nominated the following four nominees for election as directors for three-year terms expiring at the 1998 annual meeting:

                               Geoffrey B. Bloom
                                David T. Kollat
                                David P. Mehney
                              Timothy J. O'Donovan

     A plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors is required to elect directors. For purposes of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

     All nominees are presently directors of the Company whose terms will expire at the meeting. The proposed nominees are willing to be elected and to serve. If any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Wolverine Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named above.

                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
                 VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

                     APPROVAL OF 1995 STOCK INCENTIVE PLAN

     The Board of Directors firmly believes that the Company's long-term interests are best advanced by aligning the interests of its key employees with the interests of its stockholders. Therefore, to attract, retain and incent officers and key management employees of exceptional abilities, and in recognition of the significant and extraordinary contributions to the long-term performance and growth of the Company and its subsidiaries made by these individuals, on March 10, 1995, the Board of Directors adopted, subject to stockholder approval, the 1995 Stock Incentive Plan (the "Plan"). The Plan is meant to supplement other incentive plans of the Company, including the 1993 Stock Incentive Plan (the "1993 Plan") and the 1988 Stock Option Plan (the "1988 Plan") (collectively the "Current Plans"). As a result of the reorganization of the Company over the past several years, and the related recruitment and reassignment of key management employees and the expectation that these activities will continue as the Company continues to grow, and because the Current Plans have limited authorized shares remaining for future awards and stock options (18,745 shares under the 1993 Plan after accounting for routine annual option awards authorized by the Board of Directors on March 10, 1995, and 5,850 shares under the 1988 Plan), the Board of Directors believes that the adoption of the Plan is now advisable to make additional shares available for awards and stock options.

     It is contemplated that the Plan would be used to grant incentive stock options (as described below) and restricted stock in accordance with the past practice of the Company. Most of the options granted under the Current Plans have been incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with an exercise price equal to the market price of the stock on the date of the grant. However, the Plan would also permit the grant of other forms of long-term incentive compensation if determined to be desirable to advance the purposes of the Plan. These other forms of long-term incentive compensation include tax benefit rights and stock awards (together with stock options and restricted stock, collectively referred to as "Incentive Awards"). By combining in a single plan many of the types of incentives commonly used in long-term incentive compensation programs, it is intended that the Plan would provide significant flexibility for the Company to design specific long-term incentives that would best promote the objectives of the Plan, and in turn promote the interests of the Company's stockholders.

     The following is a summary of the principal features of the Plan and is qualified in its entirety by reference to the terms of the Plan set forth in the Appendix to this Proxy Statement.

     Persons eligible to receive Incentive Awards under the Plan (with certain limitations discussed below) include corporate executive officers (currently 8 persons) and other officers and key employees (currently approximately 82 persons) of the Company and its subsidiaries in consideration of their ability to contribute to increased stockholder value. A maximum of 500,000 shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), would be available for Incentive Awards under the Plan (subject to certain antidilution adjustments). Additional individuals may become executive officers, officers or key employees in the future and could participate in the Plan. Because officers and key employees of the Company and its subsidiaries may receive Incentive Awards under the Plan, they may be deemed to have an interest in the Plan. The benefits payable under the Plan are presently not determinable, and the benefits that would have been payable had the Plan been in effect during the most recent fiscal year are similarly not determinable. The Plan would not be qualified under Section 401(a) of the Code, and would not be subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

     The Plan would be administered by the Compensation Committee (the "Committee") of the Board of Directors. Directors who are also employees of the Company or its subsidiaries and who may participate in the Plan may not serve on the Committee. The Committee would make determinations, subject to the terms of the Plan, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the time of each grant, the terms and duration of each grant and all other determinations necessary or advisable for administration of the Plan. The Committee could also interpret the provisions of the Plan and Incentive Awards granted under the Plan. The Committee could amend the terms of Incentive Awards granted under the Plan from time to time in a manner consistent with the Plan.

     The principal stock option features of the Plan provide that the Company may grant to participants options to purchase shares of Common Stock at stated prices for specified periods of time. Certain stock options that could be granted to employees under the Plan may qualify as incentive stock options as defined in Section 422 of the Code. The Company has traditionally granted incentive stock options to its officers or key employees as the primary form of long-term, equity-based incentive awards. Other stock options would not be incentive stock options within the meaning of the Code. Stock options could be granted at any time prior to the termination of the Plan according to its terms or termination of the Plan by action of the Committee or the Board of Directors.

     The Committee would set forth the terms of individual grants of stock options in stock option agreements. The stock option agreements would contain terms, conditions and restrictions consistent with the provisions of the Plan that the Committee determined appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares. Incentive stock options granted by the Committee under the Current Plans generally vest in four installments over a three-year period subject to, among other things, the participant's continued employment with the Company or the applicable subsidiary. The stock option price per share would be determined by the Committee and would be a price equal to or higher than the par value of Common Stock ($1.00 per share) on the date of grant. The Committee does not presently intend to grant any options at a price less than the market value of Common Stock on the date of grant. Options qualified as incentive stock options under the Code must be at prices at least equal to market value on the date of grant. On March 13, 1995, the closing price of Common Stock on the New York Stock Exchange was $26.75 per share. When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, with the consent of the Committee, shares of Common Stock or other consideration substantially equal to cash. If shares of Common Stock are used to pay the exercise price and the Committee consents, a participant could use the value of shares received upon exercise for further exercises in a single transaction. The Committee could also authorize payment of all or a portion of the stock option price in the form of a promissory note or installments on terms that the Committee approved. The Board of Directors could restrict or suspend the power of the Committee to permit these loans and could require that adequate security be provided.

     Although the term of each stock option would be determined by the Committee, no stock option would be exercisable under the Plan after the expiration of ten years from the date it was granted. Stock options generally would be exercisable for limited periods of time in the event a stock option holder died, became disabled or was terminated without cause. If a stock option holder was terminated for cause, the stock option holder would forfeit all rights to exercise any outstanding stock options unless the Committee and the Board determine otherwise. If a stock option holder retired after age 60 or upon any other age determined by the Committee, the option holder could exercise the option for the remainder of the term of the option unless the term of the option agreement or grant provided otherwise. Stock options granted to participants under the Plan generally could not be transferred except by will or by the laws of descent and distribution. Except for incentive stock options, there would be no specified limit on the number of stock options that could be granted to any individual participant under the Plan.

     A participant exercising an option qualifying as an incentive stock option under Section 422 of the Code would not recognize income at the time of the exercise. The difference between the market value and the exercise price would, however, be a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock, as long as the participant held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, the participant's basis would equal the stock option price, and the participant would pay tax on the difference between the sale proceeds and the stock option price as capital gain. The Company would receive no deduction for federal income tax purposes. If, before the expiration of either of the above holding periods, the participant sold shares acquired under an incentive stock option, the tax deferral would be lost and the participant would recognize compensation income equal to the difference between the stock option price and the fair market value at the time of exercise, but not more than the maximum amount that would not result in a loss on the disposition. The Company would then receive a corresponding deduction for federal income tax purposes. Additional gains, if any, recognized by the participant would result in the recognition of short- or long-term capital gain.

     Federal income tax laws provide different rules for stock options that do not qualify as incentive stock options ("Nonqualified Options"). Under current federal income tax laws, a participant would not recognize any income and the Company would not receive a deduction at the time a Nonqualified Option is granted. If a Nonqualified Option is exercised, the participant would recognize compensation income in the year of exercise equal to the difference between the stock option price and the fair market value on the date of exercise. The Company would receive a corresponding deduction for federal income tax purposes. The optionee's tax basis in the shares acquired would be increased by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

     In addition to the authority to grant stock options under the Plan, the Committee could also grant tax benefit rights, which would be subject to such terms and conditions as the Committee determined appropriate. Although authorized under the Current Plans, the Company has never granted any such rights and presently has no intention to do so. A tax benefit right is a cash payment received by a participant upon exercise of a stock option. The amount of the payment would not exceed the amount determined by multiplying the ordinary income realized by the participant (and deductible by the Company) upon exercise of a stock option that is not an incentive stock option, or upon a disqualifying disposition of an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations plus the applicable state and local tax imposed on the exercise of the stock option or disqualifying disposition. Unless the Committee provided otherwise, the net amount of a tax benefit right, subject to withholding, could be used to pay a portion of the stock option price. Tax benefit rights could be issued under the Plan with respect to stock options granted not only under the Plan but also with respect to existing or future stock options awarded under any other plan of the Company that has been approved by the stockholders as of the date of the Plan.

     The Plan would also give the Committee authority to make stock awards. A stock award of the Company's Common Stock is subject to terms and conditions determined by the Committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to shares of Common Stock received upon becoming the holder of record of the Common Stock. However, the Committee could impose restrictions on the assignment or transfer of Common Stock awarded under a stock award. The Company has not previously granted stock awards to any person and presently has no intention of doing so.

     Finally, the Plan would allow the Committee to award restricted stock, subject to such terms and conditions that the Committee from time to time determined. As with stock option grants, the Committee would set forth the terms of individual awards of restricted stock in restricted stock agreements. Restricted stock granted by the Company generally vests in three installments over a five-year period, with 25% of the shares subject to the award vesting on the third anniversary of the date of the award, 25% of the shares vesting on the fourth anniversary, and the remaining shares vesting on the fifth anniversary. Unless the Committee provided otherwise in a restricted stock agreement, if a participant's employment is terminated during the restricted period set by the Committee for any reason other than death, disability, retirement (as defined in the Plan), or termination for cause, the participant's restricted stock would be entirely forfeited. If the participant's employment terminated during the restricted period by reason of death, disability or retirement, the restrictions on the participant's shares would terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of restricted stock awarded to the participant multiplied by the number of full months that have elapsed since the date of grant divided by the maximum number of full months of the restricted period. All remaining shares would be forfeited and returned to the Company, unless the Committee provided otherwise. If the participant's employment is terminated for cause, the participant's restricted stock would be automatically forfeited unless the Committee and the Board determine otherwise. The Company has previously granted restricted stock awards pursuant to the 1988 Plan and the 1993 Plan.

     Without Committee authorization, a recipient of restricted stock would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of the stock other than to the Company or by will or the laws of descent and distribution. In addition, the Committee could impose other restrictions on shares of restricted stock. However, holders of restricted stock would enjoy all other rights of a stockholder with respect to restricted stock, including the right to vote restricted shares at stockholders' meetings and the right to receive all dividends paid with respect to shares of Common Stock. Any securities received by a holder of restricted stock pursuant to a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares would be subject to the same terms, conditions and restrictions that were applicable to the restricted stock for which the shares were received.

     Generally, a participant would not recognize income upon the award of restricted stock. However, a participant would be required to recognize compensation income on the value of restricted stock at the time the restricted stock vests (when the restrictions lapse). At the time the participant recognizes this compensation income, the Company would be entitled to a corresponding deduction for federal income tax purposes. If restricted stock is forfeited by a participant, the participant would not recognize income, and the Company would not receive a deduction. Prior to the lapse of restrictions, dividends paid on restricted stock would be reported as compensation income to the participant, and the Company would receive a corresponding deduction.

     A participant could, within thirty days after the date of an award of restricted stock, elect to report compensation income for the tax year in which the award of restricted stock occurred. If the participant made such an election, the amount of compensation income would be the value of the restricted stock at the time of the award. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the restricted stock. Dividends received after such an election was made would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant had made an election as described above, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the stock previously reported by the participant as compensation income.

     Upon the occurrence of a "change in control" of the Company (as defined in the Plan), all outstanding stock options would become immediately exercisable in full and would remain exercisable in accordance with their terms, and all other outstanding Incentive Awards under the Plan would immediately become fully vested and nonforfeitable. In addition, the Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options would receive cash in an amount equal to the greater of the excess over the exercise price per share of each stock option of: (i) the maximum price of the shares on the New York Stock Exchange immediately before the effective date of the change in control; or (ii) the price per share actually paid in connection with any change in control of the Company.

     If Incentive Awards are made under the Plan, the Company could withhold from any cash otherwise payable to a participant or require a participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding taxes. Tax withholding obligations could be satisfied by withholding Common Stock to be received upon exercise of an option or the vesting of restricted stock or by delivery to the Company of previously owned shares of Common Stock.

     The Board of Directors on the recommendation of the Committee could terminate the Plan at any time and could from time to time amend the Plan as it considered proper and in the best interests of the Company, provided that without stockholder approval no amendment could materially increase either the benefits to participants under the Plan or the number of shares that could be issued under the Plan, materially modify eligibility requirements, or impair any outstanding Incentive Award without the consent of the participant except according to the terms of the Plan or Incentive Award. No termination, amendment or modification could become effective with respect to any Incentive Award outstanding under the Plan without the prior written consent of the participant holding the award unless the amendment or modification operated to the benefit of the participant. Subject to stockholder approval, the Plan would take effect on April 19, 1995, and, unless terminated earlier by the Board of Directors, the Plan would terminate on April 18, 2005. No award could be made under the Plan after that date.

     The Company intends to register shares covered by the Plan under the Securities Act of 1933 before any Incentive Award could be exercised.

     A simple vote of the stockholders holding a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to approve the adoption of the Plan. For purposes of counting votes on this proposal, abstentions will be counted as voted against the proposal. Broker non-votes will not be counted as voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted. The New York Stock Exchange has advised the Company that this proposal is deemed to be a routine matter. Therefore, shares of Common Stock held by New York Stock Exchange Member Organizations, or their nominees, may be voted without specific instructions from the beneficial owners of such shares.

              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                   APPROVAL OF THE 1995 STOCK INCENTIVE PLAN

                               VOTING SECURITIES

     Holders of record of Common Stock at the close of business on March 1, 1995, will be entitled to vote at the annual meeting and any adjournment of the meeting. As of March 1, 1995, there were 10,788,618 shares of Common Stock outstanding (excluding 533,992 shares of treasury stock), each having one vote on each matter presented for stockholder action. Shares cannot be voted unless the stockholder is present at the meeting or represented by proxy.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth information as to each entity known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of March 1, 1995:

                                                          AMOUNT AND NATURE OF BENEFICIAL
                                                             OWNERSHIP OF COMMON STOCK
                                                        -----------------------------------
                                                        SOLE VOTING AND    SHARED VOTING OR
                  NAME AND ADDRESS                        DISPOSITIVE        DISPOSITIVE       PERCENT
                 OF BENEFICIAL OWNER                         POWER              POWER          OF CLASS
-----------------------------------------------------   ---------------    ----------------    --------
Gardner Lewis Asset Management                              425,300             119,449          5.0%
285 Wilmington-West Chester Pike
Chadds Ford, Pennsylvania 19317(1)

The Kaufmann Fund, Inc.                                     700,000                  --          6.5%
17 Battery Place, Suite 2624
New York, New York 10004(2)

-------------------------

(1) Based on information set forth in Schedule 13G filed with the Securities and Exchange Commission on February 7, 1995. The Schedule 13G indicates that Gardner Lewis Asset Management ("GLAM"), a registered investment advisor, beneficially owns 544,749 shares of Common Stock, of which GLAM has sole voting power over 425,300 shares and shared voting power over 19,250 shares. GLAM has sole dispositive power over all 544,749 shares.

(2) Based on information set forth in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on July 12, 1994. The Schedule 13G indicates that The Kaufmann Fund, Inc. is a registered investment company.

                       SECURITIES OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned as of March 1, 1995, by each of Wolverine's directors and nominees for director, each of the named executive officers, and all of Wolverine's directors and executive officers as a group:

                                                     AMOUNT AND NATURE OF BENEFICIAL
                                                      OWNERSHIP OF COMMON STOCK(1)
                                        ---------------------------------------------------------
                                         SOLE VOTING AND       SHARED VOTING OR         TOTAL
               NAME OF                     DISPOSITIVE           DISPOSITIVE         BENEFICIAL      PERCENT
           BENEFICIAL OWNER                  POWER(2)              POWER(3)         OWNERSHIP(2)     OF CLASS
--------------------------------------  ------------------    ------------------    -------------    --------
George A. Andrews                              61,586                1,700              63,286            *
Geoffrey B. Bloom                             174,646                   --             174,646          1.6%
Daniel T. Carroll                              10,875                   --              10,875            *
Steven M. Duffy                                16,276                   --              16,276            *
Thomas D. Gleason                             242,430                  222             242,652          2.2%
Alberto L. Grimoldi                             4,500                   --               4,500            *
Stephen L. Gulis, Jr.                          14,303                   --              14,303            *
David T. Kollat                                 6,375                   --               6,375            *
Phillip D. Matthews                            13,875               10,000              23,875            *
David P. Mehney                                19,375                   --              19,375            *
Charles F. Morgo                               18,187                   --              18,187            *
Thomas P. Mundt                                 3,600                   --               3,600            *
Stuart J. Northrop                              8,325                   --               8,325            *
Timothy J. O'Donovan                           80,985               14,475              95,460            *
Joseph A. Parini                                3,525                5,827               9,352            *
Joan Parker                                     9,675                   --               9,675            *
Elizabeth A. Sanders                            5,500                   --               5,500            *
All directors and executive
  officers as a group                         718,425               34,012             752,437          6.8%

-------------------------

 *  Less than 1%.

(1) The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2) These numbers include shares that may be acquired through the exercise of stock options granted under the 1988 Stock Option Plan, the Directors Stock Option Plan (1988), the 1993 Stock Incentive Plan and the 1994 Directors' Stock Option Plan within 60 days after March 1, 1995. The number of shares subject to stock options for each listed person is shown below:

                       Mr. Andrews                                        40,169
                       Mr. Bloom                                         103,700
                       Mr. Carroll                                         8,625
                       Mr. Duffy                                           6,526
                       Mr. Gleason                                        45,000
                       Mr. Grimoldi                                        4,500
                       Mr. Gulis                                           7,963
                       Mr. Kollat                                          6,375
                       Mr. Matthews                                       13,875
                       Mr. Mehney                                          9,375
                       Mr. Morgo                                           4,875
                       Mr. Mundt                                           2,250
                       Mr. Northrop                                        7,125
                       Mr. O'Donovan                                      38,550
                       Mr. Parini                                          1,875
                       Ms. Parker                                          9,375
                       Ms. Sanders                                         4,500
                       All directors and executive
                         officers as a group                             328,833

(3) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

                               BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of twelve directors, four of whom are standing for reelection. Wolverine's Amended and Restated By-Laws provide that the Board of Directors shall be divided into three classes, with each class to be as nearly equal in number as possible. Each class of directors serves a term of office of three years, with the term of one class expiring at the annual meeting of stockholders in each successive year.

     Biographical information as of December 31, 1994, is presented below for each person who either is nominated for election as a director at the annual meeting of stockholders or is continuing as an incumbent director. Except as indicated, all have had the same principal positions and employment for over five years.

                NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1998

     GEOFFREY B. BLOOM (age 53) has been a director since 1987. Mr. Bloom is President and Chief Executive Officer of the Company. Formerly, Mr. Bloom was Chief Operating Officer of the Company from 1987 until 1993.

     DAVID T. KOLLAT (age 56) has been a director since 1992. Mr. Kollat is President and Chairman of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers. Mr. Kollat is also a director of The Limited, Inc.; Cooker Restaurant Corporation; and Consolidated Stores.

     DAVID P. MEHNEY (age 55) has been a director since 1977. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

     TIMOTHY J. O'DONOVAN (age 49) has been a director since 1993. Mr. O'Donovan is Executive Vice President of the Company.

                 INCUMBENT DIRECTORS -- TERMS EXPIRING IN 1997

     ALBERTO L. GRIMOLDI (age 53) was appointed to the Board of Directors in 1994. Mr. Grimoldi is Chairman of Grimoldi, S.A., a shoe manufacturer and retailer in Argentina. He has held that position since 1986. Mr. Grimoldi is also a founding member and has been Vice Chairman of Banco Privado de Inversiones, S.A., an Argentinean investment advisor, since 1994. Mr. Grimoldi is also a founding member and director of INFUPA S.A., a diversified Argentinean financial services firm; a director of Bonafide S.A., a chocolate and coffee manufacturer, distributor and retailer; and an advisory director of Autolatina, an automobile joint venture between the Ford Motor Company and Volkswagen AG. Mr. Grimoldi has also held various positions in the Argentinean government.

     JOSEPH A. PARINI (age 63) has been a director since 1987. He is President and Chief Executive Officer of Elbit Systems, Inc., a designer, manufacturer and marketer of infrared instrumentation, electronics for telecommunications, defense products and medical instrumentation. He has held that position since 1990. Formerly, Mr. Parini was President of Inframetrics, Inc., a manufacturer of infrared instrumentation, from 1990 until 1994, and President and Chief Executive Officer of Rospatch Corporation (now Ameriwood International, Inc.), a manufacturer of wood products, from 1980 until 1990. Mr. Parini is also a director of Foremost Corporation of America.

     JOAN PARKER (age 59) has been a director since 1981. Ms. Parker is Executive Vice President and Director of N. W. Ayer & Partners, an international advertising firm, and Executive Vice President and Managing Director of the Ayer Public Relations Division of N.W. Ayer & Partners. She has held these positions since 1994. Formerly, Ms. Parker was Senior Vice President and Managing Director of the Ayer Public Relations Division.

     ELIZABETH A. SANDERS (age 49) was appointed to the Board of Directors in 1994. Ms. Sanders is a principal partner in The Sanders Partnership, a management consulting firm. Ms. Sanders has held that position since 1990. Formerly, Ms. Sanders was Vice President of Nordstrom, Inc., a retailer. Ms. Sanders is also a director of WalMart Stores, Inc.; H.F. Ahmanson; CKE Restaurants, Inc.; and Sport Chalet, Inc.

                 INCUMBENT DIRECTORS -- TERMS EXPIRING IN 1996

     DANIEL T. CARROLL (age 68) has been a director since 1979. Mr. Carroll is Chairman of the Board and President of The Carroll Group, Inc., a management consulting firm. Mr. Carroll is also a director of American Woodmark Corp.; A.M. Castle & Co.; Aon Corporation; Comshare, Inc.; Diebold, Incorporated; Michigan National Corporation; Woodhead Industries, Inc.; UDC Homes, Inc.; DeSoto, Inc.; and Oshkosh Truck Corporation.

     THOMAS D. GLEASON (age 58) has been a director since 1970. Mr. Gleason is Vice Chairman and an officer of the Board of Directors of the Company. Formerly, Mr. Gleason was Chairman of the Board and/or President and Chief Executive Officer of the Company from 1972 until 1993. Mr. Gleason is also a director of Foremost Corporation of America and Huffy Corporation.

     PHILLIP D. MATTHEWS (age 56) has been a director since 1981. Mr. Matthews is Chairman of the Board and Chairman of the Executive Committee of the Company, Chairman of Reliable Company, a coin-operated laundry equipment company servicing the multi-unit housing industry, and a director and consultant of Bell Sports Corp., a manufacturer and marketer of bicycle helmets and accessories. Formerly, Mr. Matthews was Chairman, Chief Executive Officer and owner of Bell Helmets, Inc., a predecessor of Bell Sports Corp., from 1981 until 1989.

     STUART J. NORTHROP (age 69) has been a director since 1990. Mr. Northrop retired in 1994 as Chairman of the Board, President and Chief Executive Officer of Huffy Corporation, a manufacturer and distributor of sports equipment, where Mr. Northrop had served in various executive capacities since 1972. Mr. Northrop is also a director of Lukens, Inc.; Power Spectra; and Union Corp.

                         BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee.

          Audit Committee. The Audit Committee recommends to the Board of Directors the selection of independent accountants; approves the nature and scope of services to be performed by the independent accountants and reviews the range of fees for such services; confers with the independent accountants and reviews the results of the annual audit; reviews with the independent accountants the Company's internal auditing, accounting and financial controls; and reviews policies and practices regarding compliance with laws and conflicts of interest. Messrs. Grimoldi, Kollat, Northrop and Parini and Ms. Parker currently serve on the Audit Committee. Mr. Parini is Chairman of the Audit Committee. During 1994, the Audit Committee held four meetings.

          Compensation Committee. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the timing and amount of compensation for the Chief Executive Officer and other key employees, including salaries, bonuses and other benefits. The Compensation Committee also is responsible for administering the Company's stock option and other equity-based incentive plans, recommending retainer and attendance fees for directors who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"), reviewing compensation plans and awards as they relate to the Chief Executive Officer and other key employees, and administering the Company's pension plans and 401(k) savings plan. Messrs. Carroll, Mehney and Parini and Ms. Sanders currently serve on the Compensation Committee. Mr. Carroll is Chairman of the Compensation Committee. During 1994, the Compensation Committee held five meetings.

          Executive Committee. The Executive Committee is responsible for and may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company except to the extent that delegation is prohibited by law. The Executive Committee may consider or act upon matters requiring Board action during periods between Board meetings. Messrs. Bloom, Carroll, Gleason, Matthews, and Northrop currently serve on the Executive Committee. Mr. Matthews is Chairman of the Executive Committee. The Executive Committee met once during 1994.

          Governance Committee. The Governance Committee is responsible for: (i) recommending to the Board of Directors suitable candidates for nomination for positions on the Board of Directors; (ii) reviewing with the Board of Directors the appropriate skills and characteristics of Board members;
     (iii) reviewing and evaluating each director's performance on the Board; and (iv) reviewing and reporting to the Board on all matters generally relating to corporate governance. The Governance Committee also recommends the officers of the Company for election by the Board of Directors. Messrs. Gleason, Kollat, Matthews and Mehney currently serve on the Governance Committee. Mr. Mehney is Chairman of the Governance Committee. During 1994, the Governance Committee held four meetings. The Governance Committee will consider nominees for election to the Board of Directors submitted by stockholders. The Amended and Restated By-Laws of the Company provide that nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors if, and only if, the stockholder submits advance notice of the proposed nomination and the notice is received by the Secretary of the Company not less than 50 nor more than 75 days before the annual meeting. However, if fewer than 65 days' notice of the meeting or prior public disclosure is given to stockholders, the notice of the proposed nomination must be received not later than the close of business on the 15th day after the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs. Each notice submitted by a stockholder must set forth the name, age, business address, residence address, principal occupation and employment of, the class and number of shares of the Company's stock beneficially owned by, and any other information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as to the stockholder giving the notice, the name, record address and the class and number of shares of the Company's stock beneficially owned by the stockholder. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, he or she must announce that determination at the meeting and the nomination will be disregarded.

     During the Company's last fiscal year, the Board of Directors held five regular meetings. Each of the directors attended 75% or more of the aggregate of
(i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served.

                           COMPENSATION OF DIRECTORS

     Non-Employee Directors receive an $8,000 annual retainer fee plus compensation in accordance with the following schedule: $1,000 per day for attendance at each regular meeting of the Board of Directors; $900 for attendance at each Executive Committee meeting when such committee functions in place of the Board; $500 per day for attendance at each special meeting of the Board of Directors; and $250 per day for attendance at each committee meeting. In addition, the chairman of each of the Audit, Compensation and Governance Committees receives annual fees of $2,000. Directors who are also employees of the Company receive no annual retainer and are not compensated for attendance at Board or committee meetings.

     Under the Directors Stock Option Plan adopted and approved by the stockholders in 1988 (the "1988 Directors' Plan"), each Non-Employee Director has been granted an option to purchase 4,500 shares of Common Stock on the date of his or her initial appointment or election as a director and an option to purchase 750 shares annually on a specified date after his or her appointment or election. In 1994, each Non-Employee Director received his or her annual grant of 750 shares on the date of the annual meeting of stockholders. The per share exercise price of options granted under the 1988 Directors' Plan was 100% of the market value of Common Stock on the date each option was granted. The term of each option could not exceed 10 years. The 1994 Directors' Stock Option Plan (the "1994 Directors' Plan") discussed below was adopted and approved by the stockholders to supplement and replace the 1988 Directors' Plan, under which all available option stock has been granted. Option awards to Mr. Grimoldi and Ms. Sanders in 1994 upon their initial appointments as directors were split between awards of options under the 1988 Directors' Plan (which used all remaining authorized shares under that plan) and the 1994 Directors' Plan.

     The 1994 Directors' Plan was adopted and approved by the stockholders at the 1994 annual meeting of stockholders. The 1994 Directors' Plan supplemented and replaced the 1988 Directors' Plan. Options are granted under the 1994 Directors' Plan in amounts and on terms substantially identical to those set forth in the 1988 Directors' Plan on the date of election or appointment to the Board and annually on the date of each annual meeting, except that annual grants under the 1994 Directors' Plan are for 1,125 shares rather than 750 shares under the 1988 Directors' Plan. Options were granted under the 1994 Directors' Plan to all Non-Employee Directors on April 21, 1994, reduced by the number of shares granted on the same date under the 1988 Directors' Plan. Options to purchase a maximum of 120,000 shares of Common Stock may be granted under the 1994 Directors' Plan.

     In 1990, the Company adopted a Director Retirement Plan. Under this plan, each Non-Employee Director who has served on the Board of Directors a minimum of five years will receive an annual benefit after the later of attaining age 65 or termination of service as a director. The benefit received will depend upon the number of each director's years of service, but may not exceed a maximum of 80% of the director's final annual retainer. Directors are also entitled to receive an actuarially reduced benefit if they would like payments of these benefits to begin after retirement or termination of service as a director, but before attaining age 65. The annual benefit is payable to each director for the shorter of 10 years or the number of years the director served on the Board.

     On April 27, 1993, Mr. Matthews was elected to serve as Chairman of the Board of Directors of the Company. In connection with his election, the Company entered into a supplemental director's fee agreement with Mr. Matthews (the "Fee Agreement"). Under the Fee Agreement, Mr. Matthews agreed to serve as Chairman of the Board (as an officer of the Board and not as an executive officer of the Company) for a term of one year. The Fee Agreement automatically renews each year for an additional one year term unless and until the Company delivers to Mr. Matthews a notice of non-renewal. The Fee Agreement was renewed for an additional one-year term in 1994. Under the Fee Agreement, the Company agreed to pay to Mr. Matthews an annual supplemental director's fee of $100,000 in addition to any standard retainer and Board meeting fees (but not committee meeting fees) to which all Non-Employee Directors may be entitled. The Company also agreed to reimburse Mr. Matthews for his actual expenses incurred in connection with the performance of his duties, not to exceed $15,000 annually. During 1994, the Company reimbursed Mr. Matthews for expenses of $12,056. The Fee Agreement may be terminated by the Company or Mr. Matthews. If the Fee Agreement is terminated by the Company other than for Cause (as defined in the Fee Agreement), compensation under the Fee Agreement would continue until the end of the term of the Fee Agreement. If the Agreement is not renewed by the Company following a Change in Control (as defined in the Fee Agreement), Mr. Matthews will receive a lump sum payment of $50,000 in addition to the compensation discussed above prorated through the date he receives the lump sum payment. Upon any termination of the Fee Agreement, Mr. Matthews will again be entitled to receive the standard retainer and fees for Board and committee meeting attendance paid to all other Non-Employee Directors.

     The Company and Mr. Matthews have proposed to enter into a new supplemental director's fee agreement during 1995 (the "New Fee Agreement"). The terms of the New Fee Agreement would be substantially similar to the terms of the Fee Agreement described above, except that under the New Fee Agreement: (i) the initial term would be for two years; (ii) the annual supplemental director's fee would be $75,000 for the first year, $50,000 for the second year, and an amount to be agreed upon by Mr. Matthews and the Company not to exceed $50,000 for any renewal term; and (iii) the Company would reimburse Mr. Matthews for office, clerical and related expenses incurred in connection with his service not to exceed $12,000 for the first year and $8,000 for the second year. In addition, under the New Fee Agreement the Company would grant Mr. Matthews an award for 10,000 shares of Common Stock subject to certain restrictions to be set forth in a restricted stock agreement. The restrictions would lapse with respect to one-third of the shares on the date of the restricted stock agreement, one-third of the shares on January 1, 1996, and the remaining one-third of the shares on January 1, 1997.

     The Company has entered into an amended and restated employment and transition agreement with Mr. Gleason which extends through January 31, 1996 (the "Agreement"). Under the Agreement, Mr. Gleason and the Company agreed to terminate Mr. Gleason's prior employment agreement which extended through August 31, 1996. Under the Agreement, Mr. Gleason will retire on January 31, 1996 from all positions with the Company (except for any director position with the Company, provided that nothing in the Agreement may infringe the unfettered right of the Board or the stockholders to nominate, elect or appoint any person to a particular office or directorship).

     Mr. Gleason received an annual base salary of $346,000 through December 31, 1994, and will receive an annual base salary of $250,000 (effective January 1, 1995) through January 31, 1996. In connection with the execution of the Agreement, the Company's interest in the cash value of an insurance policy (on which the Company continues to pay premiums) was transferred to Mr. Gleason. Mr. Gleason's annual benefit under the Company's pension plan will be at least $122,500 (subject to the social security offset provisions of the pension plan) unless his employment is terminated (other than by the Company without cause) prior to January 31, 1996. If his employment is terminated, Mr. Gleason's pension benefit may be subject to reduction based upon the length of his employment during the period August 1, 1992, through January 31, 1996. Mr. Gleason is also entitled to participate in all other plans and to receive other benefits normally provided by the Company to top-level executives, except that Mr. Gleason's bonus under each of the Company's annual bonus plan and long-term bonus plan may not exceed $50,000 annually.

     Under the Agreement, Mr. Gleason's employment may be terminated by death, disability, or by either the Company or Mr. Gleason. Salary and benefits under the Agreement generally continue through the Agreement term if Mr. Gleason is terminated by the Company without cause, and generally terminate 12 months after disability. In the Agreement, Mr. Gleason granted the Company a covenant not to compete (and certain related restrictive covenants) that generally extend to January 31, 1996, or, if longer, for a period of one year following termination of employment.

     Mr. Gleason also participates in the deferred compensation plan described on pages 21 and 22 of this Proxy Statement. Mr. Gleason's anticipated annual benefits from the deferred compensation plan upon retirement at normal retirement age and continuing for 18 years are $180,000 for the first five years and $154,000 for the following thirteen years. Mr. Gleason's deferred compensation agreement is substantially similar to those described for executive officers of the Company on page 21 of this Proxy Statement, except that benefits are payable for 18 years after attaining age 55, if he elects, or otherwise upon attaining age 60. Mr. Gleason is fully vested with respect to benefits under his deferred compensation agreement.

     Mr. Gleason also participates in the Company's employee stock option loan program described on page 16 of this Proxy Statement. As of March 1, 1995, Mr. Gleason had outstanding loan balances of $427,752. Mr. Gleason's maximum outstanding balance under all of these loans since January 1, 1994 was $432,663.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on Wolverine Common Stock to the Standard & Poor's 500 Stock Index and an index of peer companies that produce non-athletic footwear, assuming an investment of $100.00 at the beginning of the period indicated. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The index of peer companies was constructed by the Company and includes J. Baker, Inc.; R.G. Barry; Brown Group, Inc.; Candies, Inc.(1); Genesco, Inc.; Daniel Green; Interco, Inc.(2); Justin Industries; Penobscot Shoe; Sam & Libby, Inc.; Stride Rite Corporation; U.S. Shoe, Corp.; Wellco Enterprises; and Weyco Group, Inc. In constructing the peer index, the return of each component company was weighted according to its respective stock market capitalization at the beginning of each period indicated. Cumulative total stockholder return is measured by dividing (i) the sum of: (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment; and (b) the difference between the share price at the end and the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                            TOTAL STOCKHOLDER RETURN
      Measurement Period
    (Fiscal Year Covered)          Wolverine        S&P 500       Peer Index
1989                                    100.00          100.00          100.00
1990                                     74.56           96.89           70.55
1991                                    104.32          126.42          110.47
1992                                    140.61          136.05          115.24
1993                                    284.43          149.76          114.59
1994                                    364.12          151.74           96.14

-------------------------

(1) The corporate name of Candies, Inc. was "Millfield Trading Co." before February 23, 1993.

(2) Interco, Inc. filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on January 24, 1991. As part of the bankruptcy reorganization, all outstanding capital stock of Interco, Inc. was canceled on June 26, 1992, and the company was completely recapitalized with new stock issued to the creditors of Interco, Inc. Interco, Inc. is accounted for in the stock performance graph as a new company effective in 1992.

     The dollar values for total stockholder return plotted in the graph above are shown in the table below:

 FISCAL                      S&P       PEER
YEAR-END     WOLVERINE       500       INDEX
---------    ----------    -------    -------
   1989       $ 100.00     $100.00    $100.00
   1990          74.56       96.89      70.55
   1991         104.32      126.42     110.47
   1992         140.61      136.05     115.24
   1993         284.43      149.76     114.59
   1994         364.12      151.74      96.14

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following Summary Compensation Table shows certain information concerning the compensation during each of the three fiscal years in the period ended December 31, 1994, of the Chief Executive Officer of the Company during the last completed fiscal year, and each of Wolverine's six most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of or during the last completed fiscal year:

                           SUMMARY COMPENSATION TABLE
                                                                  LONG-TERM COMPENSATION
                                                        ------------------------------------------
                                                                    AWARDS
                                                        -------------------------------
                                  ANNUAL COMPENSATION                    SECURITIES       PAYOUTS
                                                        RESTRICTED       UNDERLYING       --------
        NAME AND                  -------------------     STOCK           OPTIONS           LTIP         ALL OTHER
   PRINCIPAL POSITION      YEAR    SALARY     BONUS     AWARDS(1)     (NO. OF SHARES)     PAYOUTS     COMPENSATION(2)
-------------------------  ----   --------   --------   ----------   ------------------   --------   -----------------
George A. Andrews          1994   $142,210   $ 54,032    $ 17,969            3,000        $ 57,130       $  13,220(3)
former Senior Vice         1993    168,452     98,739      22,500            5,625              --           7,299
President of Finance       1992    161,808         --      26,400            9,750              --           3,773
and Administration

Geoffrey B. Bloom          1994   $357,692   $285,939    $179,688           22,500        $183,053       $ 117,314(4)
President, Chief           1993    320,769    276,449      90,000           22,500              --         127,248(5)
Executive Officer and      1992    287,901         --      46,200           36,000              --           6,242
Director

Steven M. Duffy            1994   $156,287   $ 82,952    $ 44,922            5,625        $ 35,000       $   6,626
Vice President             1993    135,255     87,954      22,500            5,625              --           5,511
                           1992    117,609     29,158      16,500            3,600              --           1,570
Stephen L. Gulis, Jr.      1994   $143,594   $ 76,761    $ 44,922            5,625        $ 21,648       $   4,877
Vice President and Chief   1993    101,315     57,195      18,000            4,500              --           3,233
Financial Officer          1992     90,103      9,055       5,500            2,250              --             712

Charles F. Morgo           1994   $204,441   $120,769    $147,844            7,500        $ 43,333       $   3,750
former Senior Executive    1993    189,059    105,875      22,813            5,625              --           4,137
Vice President             1992    182,742     41,528      11,000            4,500              --             657

Thomas P. Mundt            1994   $131,705   $ 50,197    $ 14,375            1,500        $  9,584       $  81,982(6)
Vice President of          1993     17,072         --      15,000            3,000              --             131
Strategic Planning and     1992         --         --          --               --              --              --
Treasurer

Timothy J. O'Donovan       1994   $199,577   $107,392    $107,813           13,500        $ 49,424       $   7,123
Executive Vice President   1993    173,128    114,132      36,000            9,000              --           7,026
and Director               1992    154,231     35,350      16,500            7,500              --           3,040

-------------------------

(1) The values of restricted stock awards reported in this column are calculated using the closing market price of Common Stock on the date of grant. As of the end of Wolverine's 1994 fiscal year, each of the named executive officers held shares of restricted stock. Dividends will be paid on shares of restricted stock at the same rate dividends are paid on Common Stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares (as represented by the closing


                                       14

    price of Common Stock on December 30, 1994), without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

                                               NUMBER                       AGGREGATE
                                             OF SHARES                        VALUE
                                             ----------                     ----------
            Mr. Andrews                        10,537                        $259,468
            Mr. Bloom                          29,017                         719,709
            Mr. Duffy                           8,625                         213,452
            Mr. Gulis                           5,062                         116,637
            Mr. Morgo                          12,938                         322,193
            Mr. Mundt                           1,350                          33,919
            Mr. O'Donovan                      12,616                         313,567

(2) Except for additional amounts separately noted for some individuals, the compensation listed in this column for 1994 consisted of: (i) Company contributions to the accounts of the named executive officers under Wolverine's 401(k) Savings Plan as follows: $3,750 for Mr. Andrews; $3,750 for Mr. Bloom; $3,750 for Mr. Duffy; $3,750 for Mr. Gulis; $3,750 for Mr. Morgo; and $3,750 for Mr. O'Donovan; and (ii) payments made by Wolverine for the premiums on certain life insurance policies as follows: $3,162 for Mr. Andrews; $5,203 for Mr. Bloom; $2,876 for Mr. Duffy; $1,127 for Mr. Gulis; $1,568 for Mr. Mundt; and $3,373 for Mr. O'Donovan. No payments of insurance premiums were made on behalf of Mr. Morgo.

(3) The Company paid $6,308 to Mr. Andrews representing the value of accrued vacation time.

(4) As stipulated in Mr. Bloom's amended and restated employment agreement, the Company forgave the remaining principal balance ($105,465) of a loan made to Mr. Bloom to permit him to purchase shares of Common Stock, plus all accrued but unpaid interest ($2,896) associated with the principal balance forgiven. See the discussion of Mr. Bloom's amended and restated employment agreement on page 19 of this Proxy Statement.

(5) As stipulated in Mr. Bloom's amended and restated employment agreement, the Company forgave one-half of the principal balance ($105,465) of a loan made to Mr. Bloom to permit him to purchase shares of Common Stock, plus all accrued but unpaid interest ($12,443) associated with the principal balance forgiven. See the discussion of Mr. Bloom's amended and restated employment agreement on page 19 of this Proxy Statement.

(6) The Company paid $80,414 for moving and other expenses in connection with Mr. Mundt's relocation upon his employment by the Company.

STOCK OPTIONS

     The Company's stock option plans are administered by the Compensation Committee of the Board of Directors which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option.

     The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended December 31, 1994:

                       OPTION GRANTS IN LAST FISCAL YEAR
                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------
                                            PERCENT OF                                      POTENTIAL REALIZABLE
                                               TOTAL                                          VALUE AT ASSUMED
                             NUMBER OF        OPTIONS                                           ANNUAL RATES
                            SECURITIES      GRANTED TO                                   OF STOCK PRICE APPRECIATION
                            UNDERLYING       EMPLOYEES       EXERCISE                          FOR OPTION TERM
                              OPTIONS        IN FISCAL        PRICE       EXPIRATION     ---------------------------
          NAME              GRANTED(1)         YEAR         ($/SHARE)        DATE        0%        5%         10%
-------------------------   -----------    -------------    ----------    -----------    ---    --------    --------
George A. Andrews               3,000             2%          $23.96         3/9/04      $ 0    $ 45,202    $114,550
Geoffrey B. Bloom              22,500            11            23.96         3/9/04        0     339,014     859,127
Steven M. Duffy                 5,625             3            23.96         3/9/04        0      84,753     214,782
Stephen L. Gulis, Jr.           5,625             3            23.96         3/9/04        0      84,753     214,782
Charles F. Morgo                7,500             4            23.96         3/9/04        0     113,005     286,376
Thomas P. Mundt                 1,500             1            23.96         3/9/04        0      22,600      57,275
Timothy J. O'Donovan           13,500             7            23.96         3/9/04        0     203,408     515,476

-------------------------

(1) All options granted during 1994 are exercisable with respect to 25% of the shares on the date of grant, and become exercisable in cumulative 25% installments on each anniversary date thereafter with full vesting occurring on the third anniversary date. Vesting may be accelerated in certain events relating to a change in control of the Company. All options were granted for a term of ten years. Options terminate, with certain limited exercise provisions, in the event of death, retirement or other termination of employment. The per share exercise price of each option is equal to the market value of Common Stock on the date of grant. All options permit the option price to be paid by delivery of cash or, with the consent of the Compensation Committee, shares of the Company's Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES
                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               NUMBER OF                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                SHARES                 OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                              ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME               EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------- -----------   --------   -----------   -------------   -----------   -------------
George A. Andrews                 2,000     $ 33,833      35,576          7,499      $   631,988     $  81,875
Geoffrey B. Bloom                15,100      248,835      87,200         37,125        1,454,468       327,781
Steven M. Duffy                   4,556       64,723       2,814          7,930           20,114        57,466
Stephen L. Gulis, Jr.               850       16,079       4,870          7,030           53,026        44,217
Charles F. Morgo                 12,375      211,156       4,688          9,562           38,639        62,548
Thomas P. Mundt                      --           --       1,875          2,625            8,125         9,000
Timothy J. O'Donovan              4,500       59,438      31,050         16,500          493,053       103,453

     The Company's employee loan program provides that an employee may borrow from the Company up to 95% of the option price to exercise options acquired under the Company's stock option plans. These loans bear interest at a rate equal to the greater of 6 1/2% per annum or the interest rate imputed by the United States Internal Revenue Service with interest payable quarterly. Principal is payable quarterly at the rate of 15% per annum, beginning five years after the date on which the option to which the loan relates was exercised. All loans are secured by a pledge of the Common Stock obtained upon exercise of the applicable option. Outstanding loan balances as of March 1, 1995, and, if higher, the maximum amount outstanding since January 1, 1994 (indicated in parentheses), for each of the named executive officers of the Company were as follows: Mr. Andrews, $52,093; Mr. Bloom, $83,600 ($105,465); Mr. Gulis, $4,710; and Mr. O'Donovan, $53,487 ($101,038). Mr. Duffy, Mr. Morgo and Mr. Mundt had no outstanding loan balances on or after January 1, 1994.

LONG-TERM INCENTIVE AWARDS

     The Company has established the Executive Long-Term Incentive Plan (1994-1996) pursuant to which the Company may award cash to plan participants conditioned upon the achievement of certain corporate performance goals over a three-year performance period.

     The following table sets forth certain information concerning awards of long-term incentive compensation to the named individuals during the last fiscal year:

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
                                                         PERFORMANCE
                                                          OR OTHER          ESTIMATED FUTURE PAYOUTS
                                                           PERIOD         UNDER NON-STOCK-PRICE-BASED
                                    NUMBER OF SHARES,       UNTIL                   PLANS(2)
                                        UNITS OR         MATURATION     --------------------------------
              NAME                   OTHER RIGHTS(1)      OR PAYOUT     THRESHOLD    TARGET     MAXIMUM
---------------------------------   -----------------    -----------    --------    --------    --------
George A. Andrews                           20%            3 years      $14,110     $ 28,221    $ 42,331
Geoffrey B. Bloom                           50             3 years       93,968      187,936     281,904
Steven M. Duffy                             25             3 years       21,214       42,428      63,642
Stephen L. Gulis, Jr.                       25             3 years       18,550       37,099      55,649
Charles F. Morgo                            25             3 years       15,564       31,128      46,692
Thomas P. Mundt                             20             3 years       13,257       26,513      39,770
Timothy J. O'Donovan                        30             3 years       30,434       60,867      91,301

-------------------------

(1) Under the Company's Executive Long-Term Incentive Plan (1994-1996), key management employees may earn incentive compensation based upon achievement of specified earnings per share ("EPS") over a three-year performance period. The numbers reported in the column under the heading "Number of Shares, Units or Other Rights" represent the percentage of each officer's average base salary during the three-year period the officer will receive as bonus compensation under the plan if the specified EPS are achieved. These amounts were determined by the Compensation Committee. If higher or lower actual EPS are attained during the three-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher or lower. Bonuses are conditioned upon achieving a minimum, or "threshold," EPS. Bonuses are also capped at a maximum amount and may not exceed 150% of the percentage of base salary reported under the heading "Number of Shares, Units or Other Rights" with respect to each participant. EPS goals were established by the Compensation Committee at the beginning of 1994 for the period ending on the last day of the Company's 1996 fiscal year. EPS goals are expressed as net earnings per share after taxes, without deduction for amounts paid under the long-term (three-year) incentive bonus plan. The Compensation Committee may exclude extraordinary, unusual or infrequently occurring items from EPS calculations. For any bonuses to be paid, EPS in the third year of each performance period must equal at least 20% of the total EPS goal for the entire period.

(2) Under the plan, amounts earned as bonus compensation are calculated based on each participant's average annual base salary during the three-year performance period. For purposes of this table, the "Threshold," "Target" and "Maximum" amounts have been calculated using each named individual's base salary for 1994 as reported in the Summary Compensation Table, adjusted for cost of living increases in each successive year in the performance period which average 5.0% per year.

PENSION PLAN

     The Company has established a qualified pension plan covering most of the Company's salaried employees. The Code imposes certain limitations on the maximum amount of pension benefits payable under qualified plans. The Code also imposes a limitation on the amount of earnings which may be taken into account in determining benefits payable under qualified plans. The Company currently has a policy of paying to certain employees whose earnings or benefits exceed those limitations the amount of pension benefits they otherwise would have received under the pension plan without regard to those limitations under a supplemental pension policy.

     The following table illustrates the estimated annual combined benefits payable under the pension plan and the supplemental pension policy described above for Wolverine's executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated (computed on a straight life annuity basis without the reduction required by the plan for the Social Security Allowance received by participants in the plan):

                               PENSION PLAN TABLE
                                                               YEARS OF SERVICE
                                   ------------------------------------------------------------------------
 AVERAGE REMUNERATION                 10             15             20             25           30 OR MORE
----------------------             --------       --------       --------       --------       ------------
      $150,000                     $ 24,000       $ 36,000       $ 48,000       $ 60,000         $ 72,000
       200,000                       32,000         48,000         64,000         80,000           96,000
       250,000                       40,000         60,000         80,000        100,000          120,000
       300,000                       48,000         72,000         96,000        120,000          144,000
       350,000                       56,000         84,000        112,000        140,000          168,000
       400,000                       64,000         96,000        128,000        160,000          192,000
       450,000                       72,000        108,000        144,000        180,000          216,000
       500,000                       80,000        120,000        160,000        200,000          240,000
       550,000                       88,000        132,000        176,000        220,000          264,000
       600,000                       96,000        144,000        192,000        240,000          288,000
       650,000                      104,000        156,000        208,000        260,000          312,000
       700,000                      112,000        168,000        224,000        280,000          336,000
       750,000                      120,000        180,000        240,000        300,000          360,000
       800,000                      128,000        192,000        256,000        320,000          384,000

     The pension plan and the supplemental pension policy together provide monthly benefits at normal retirement in an amount equal to the greater of: (i) $15.00 (increased from $14.00 effective January 1, 1995) times the participant's number of years of service up to 30 years; or (ii) 1.6% of final average monthly remuneration times the participant's number of years of service up to 30 years. Benefits are reduced by the Social Security Allowance as defined in the plan. Under the plan, benefits may be based upon an employee's "final average pay," which is defined as the average of the 48 highest consecutive months of employee earnings within the latest 120 calendar months. The remuneration covered by the plan for an employee would be essentially equivalent to the sum of the amounts reported under the heading "Annual Compensation" in the Summary Compensation Table above.

     The pension plan provides that if the pension plan is terminated during any period beginning on a Restricted Date and ending two years later, surplus plan assets will be used to purchase retiree medical and life insurance in satisfaction of the Company's then outstanding obligations, if any, and will be paid pro rata to increase the benefits of plan participants, subject to legal limitations. If the pension plan is merged with, or the assets of the plan are transferred to, another plan, then (i) benefits will be fully vested; (ii) benefits will be increased as if the plan had been terminated; and (iii) benefits will be satisfied through the purchase of a guaranteed annuity contract. A Restricted Date is defined as the date any person or group acquires more than 50% of the voting stock of the Company in a transaction not approved by the Board of Directors, or the date during any two-year period on which individuals who at the beginning of the period constituted the Board (including any new director whose nomination or election was approved by two-thirds of the directors who were directors at the beginning of the period) cease for any reason to constitute a majority of the Board.

     As of December 31, 1994, the persons listed in the Summary Compensation Table had the following years of credited service under the plan: Mr. Andrews, 24 years; Mr. Bloom, 8 years; Mr. Duffy, 6 years; Mr. Gulis, 9 years; Mr. Morgo, 25 years; Mr. Mundt, 1 year; and Mr. O'Donovan, 25 years.

                EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Bloom's Agreement. On April 27, 1993, the Company entered into an amended and restated employment agreement (the "Employment Agreement") with Mr. Bloom to employ him as President and Chief Executive Officer until April 30, 1997, with a provision for automatic renewal until April 30, 2000, unless a one-year prior notice of non-renewal is given by the Company. Under the Employment Agreement, Mr. Bloom is to receive a salary of not less than $330,000 per year, a leased vehicle, the benefits of a term life insurance policy in the amount of $500,000 and other benefits normally provided by the Company to top-level executives. Because Mr. Bloom did not terminate his employment before January 1, 1994, the Company on January 1, 1994, forgave one-half of the principal balance ($105,465) of a loan, plus accrued interest on that balance ($12,443), made to Mr. Bloom to permit him to exercise an option to purchase 22,500 shares of Common Stock. These amounts were reported in the Company's Proxy Statement relating to its 1994 annual meeting of stockholders. Because Mr. Bloom did not voluntarily terminate his employment prior to May 8, 1994, the Company forgave the remainder of the total outstanding principal balance ($105,465), plus accrued interest ($2,896). Under the Employment Agreement, the Company was required to provide to Mr. Bloom a three-year, interest-free loan in an amount equal to the federal and state withholding taxes resulting from each forgiveness.

     If the Employment Agreement is not renewed or Mr. Bloom is terminated other than for Cause (as defined in the Employment Agreement), the Employment Agreement requires Wolverine to pay to Mr. Bloom, in addition to normal salary and bonuses through the date of termination or non-renewal, a lump sum equal to two times Mr. Bloom's then current salary. In addition, Mr. Bloom will be credited with three additional years of benefit service for purposes of computing his benefits under the pension plan and supplemental pension policy. Mr. Bloom may elect to commence payments of the pension benefits upon attaining age 58. If Mr. Bloom is terminated other than for Cause, then Mr. Bloom will be entitled to up to twelve months' benefits under all employee benefit programs. Payments described in this paragraph are not subject to mitigation under the Employment Agreement.

     In addition, if Mr. Bloom's employment is terminated by the Company other than for Cause, Retirement or Disability, or by Mr. Bloom for Good Reason (all as defined in the Employment Agreement), then Mr. Bloom will receive upon termination, in addition to normal salary and bonuses earned through the date of termination: (i) cash equal to the present value of his then current salary (plus bonus) which would have been payable through April 30, 1997; (ii) a lump sum in cash equal to 150% of the value of the difference between the market price of Common Stock (or, if higher, the highest price paid in connection with any change in control of the Company) and the exercise prices of options (other than incentive stock options granted after May 8, 1992) then held by Mr. Bloom, whether or not fully exercisable, and 100% of the difference between the market price and exercise prices of any incentive stock options granted after May 8, 1992, that are or would be exercisable by Mr. Bloom before April 30, 1997; (iii) reimbursement for relocation expenses and legal fees, and indemnity against loss in the sale of his principal residence; (iv) a cash payment at Mr. Bloom's retirement age equal to the actuarial value of the retirement pension to which he would have been entitled (without regard to vesting requirements) had he accrued three additional years of service with the Company, plus the amount awarded to him during the year most recently ended reduced by the single sum actuarial equivalent of any amounts to which he is entitled under the normal retirement plans and programs; and (v) outplacement services paid for by the Company. Although the Company believes that none of these payments would constitute "parachute payments" under Section 280G of the Code, the payments will be reduced and/or delayed to the extent they constitute "parachute payments."

     The Employment Agreement requires Mr. Bloom to mitigate payments under the agreement in accordance with law. However, Mr. Bloom need not actively seek employment, accept employment outside the West Michigan area, or accept employment which is not substantially equivalent in all material respects to his position with the Company in connection with his obligation to mitigate payments.

     Mr. Morgo's Agreement. During 1994, the Company entered into an employment agreement with Mr. Morgo (the "Morgo Agreement"). Under the Morgo Agreement, the Company will employ Mr. Morgo through December 31, 1996. In 1995, Mr. Morgo will receive an annual salary of $100,000, plus $1,000 for each day in excess of 100 days that he works. In 1996, Mr. Morgo will receive an annual salary of $50,000, plus $1,200 for each day in excess of 50 days that he works. Mr. Morgo will continue to participate in the Company's various bonus plans in respect of corporate performance through December 31, 1996, and will continue to participate in the Company's various other benefit plans.

     Under the Morgo Agreement, the Company also granted Mr. Morgo 4,500 shares of Common Stock, subject to certain restrictions. The restrictions lapsed with respect to one-third of the shares on December 31, 1994. The restrictions will lapse with respect to one-third of the shares on December 31, 1995, and the remaining one-third of the shares on December 31, 1996. The Company also entered into a new deferred compensation agreement with Mr. Morgo that increases Mr. Morgo's annual deferred compensation benefit to $50,000 per year for 15 years beginning after he attains age 60.

     Under the Morgo Agreement, Mr. Morgo's employment may be terminated: (i) upon Mr. Morgo's retirement on January 1, 1997; (ii) if Mr. Morgo dies; (iii) if Mr. Morgo becomes disabled; or (iv) for Cause (as defined in the Morgo Agreement). Mr. Morgo granted the Company a covenant not to compete (and certain related restrictive covenants) that generally extend one year from termination of Mr. Morgo's employment with the Company.

     Mr. Andrews' Agreement. During 1994, the Company entered into an agreement with Mr. Andrews with respect to benefits payable to Mr. Andrews upon the potential termination of his employment by the Company (the "Andrews Agreement"). Under the Andrews Agreement, the Company waived any reduction in benefits payable under Mr. Andrews' deferred compensation agreement upon termination at any time after he attains age 58. In addition, if Mr. Andrews' employment is terminated by him or the Company at any time before December 31, 1997, for any reason (other than termination by the Company for cause), Mr. Andrews will be entitled to a pension benefit, in addition to pension benefits calculated under the Company's qualified pension plan, equal to the difference between the benefit calculated under the Company's qualified pension plan and the greater of (i) the pension benefit calculated under the formula used by the Company's qualified pension plan based on Mr. Andrews' then years of service and eligible compensation without regard to the limits imposed by the Code, or (ii) $200,000.

     If Mr. Andrews' employment is terminated by the Company for any reason (other than for cause) before December 31, 1996, Mr. Andrews will receive monthly payments of salary after the date of termination based on the average annual salary (including certain allowances) earned by him from January 1, 1993 through the date of termination. These payments would be made for a period not to exceed 2 years and not less than 1 year after the date of termination until Mr. Andrews accepts other employment, depending upon when the termination occurs. In addition, if Mr. Andrews' employment is terminated by the Company for any reason (other than for cause) before December 31, 1996: (i) the unvested portions of all restricted stock awards and stock options granted to Mr. Andrews will vest on the date of termination; (ii) Mr. Andrews will be entitled to receive a pro rata portion of any payout under each long-term (three year) incentive bonus plan in respect of corporate performance in which he had been a participant through the date of termination; (iii) Mr. Andrews will receive Company-subsidized health and dental insurance for a period of one year after the date of termination; and (iv) Mr. Andrews will receive a lump sum payment on the date of termination equal to the value of all accrued but unused vacation time.

     In addition, if Mr. Andrews' employment is terminated by the Company for any reason (other than for cause) as of the dates listed below, Mr. Andrews will receive the corresponding annual benefit for 15 years under his deferred compensation agreement with the Company: (i) before August 20, 1995, $32,200; on or after August 20, 1995, but before August 20, 1996, $34,800; on or after August 20, 1996, but before August 20, 1997, $37,400.

     Severance Agreements. Pursuant to individual agreements with the Company, Messrs. Andrews, Duffy, Gulis, Morgo, Mundt and O'Donovan, and certain other executive officers, will receive compensation in the event of termination of their employment following a change in control of the Company, unless: (i) the termination of the officer is due to death or retirement in accordance with Company policy or as otherwise agreed; (ii) the termination is by the Company for cause or disability; or (iii) the termination is by resignation of the officer for other than Good Reason. Good Reason is defined in the agreements to include, among other things, the assignment of duties inconsistent with the officer's status as a senior executive officer of the Company or the duties performed by the officer immediately before a change in control, a reduction in the officer's annual base salary, or relocation of the officer.

     The compensation payable in the event of such a termination after a change in control includes: (i) cash equal to two times the officer's annual salary, including bonus; (ii) cash equal to 150% of the difference between the market price of Common Stock (or, if higher, the highest price paid in connection with any change in control of the Company) and the exercise prices of unexercised stock options granted to the officer (other than incentive stock options granted after the date of the officer's agreement), and 100% of the difference between the market price and exercise prices of incentive stock options granted to the officer after the date of the agreement which are then exercisable; (iii) relocation expenses, legal fees and indemnity against loss in the sale of the officer's principal residence; (iv) up to two years' benefits under all employee benefit programs; (v) a cash payment at the officer's retirement age equal to the actuarial value of the retirement pension to which the officer would have been entitled (without regard to vesting requirements) had he or she accrued three additional years of service with the Company, plus the amount awarded to the officer during the year most recently ended reduced by the single sum actuarial equivalent of any amounts to which the officer is entitled under the normal retirement plans and programs of the Company; and (vi) outplacement services paid for by the Company. In all of the severance agreements, the officer has no requirement to mitigate the payments by seeking employment, but the compensation to be paid during the fourth and later months after termination will be reduced to the extent of any compensation earned by the officer during the applicable period. The agreements contain a clause limiting payments to those that are deductible by the Company under the Code.

     A change in control is defined in the agreements to include a change in control as set forth in the proxy rules issued under the Exchange Act, the acquisition of 25% or more of the Common Stock of the Company by any person or group of persons acting together, or a change during any two-year period in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     Deferred Compensation Plan. The Company has established a program to provide various senior executives, including Messrs. Andrews, Bloom, Duffy, Gulis, Morgo, Mundt and O'Donovan, with deferred compensation beginning upon retirement from the Company at normal or early retirement age. The program also provides benefits in the event of death and, except for Mr. Morgo, reduced benefits upon disability. The Company has purchased insurance on the executives' lives payable to the Company in amounts which, if the assumptions made as to mortality experience, policy dividends and other factors are realized, will cover all the Company's payments for the insurance and all deferred compensation obligations, and will provide an additional amount to compensate the Company for the time value of its money. Anticipated annual benefits from the deferred compensation program upon retirement for the individuals named in the Summary Compensation Table, beginning at normal retirement age and continuing for 15 years (except for benefits payable to Mr. Bloom which continue for 18 years), are as follows: Mr. Andrews, $40,000; Mr. Bloom, $120,000; Mr. Duffy, $20,000; Mr. Gulis, $20,000; Mr. Morgo, $50,000; Mr. Mundt, $15,000; and Mr. O'Donovan, $55,000.

     Except for the agreements with Messrs. Andrews, Bloom and Morgo, the deferred compensation agreements provide for benefits to be payable upon the attainment of age 58, if elected, or otherwise upon the attainment of age 65, for a period of 15 years as long as the applicable officer has completed five years of employment with the Company. An election to receive benefits before age 65 triggers a reduction in the benefits. Limited benefits vest incrementally over a period not to exceed 10 years after the later of the attainment of age 48 or the completion of five years of employment with the Company. The agreements provide that, upon certain terminations of employment within the five years following a change in control of the Company, deferred compensation benefits will immediately vest and the employee will be paid 125% of the then present value of the vested benefit.

     Mr. Andrews' deferred compensation agreement, as modified by the Andrews Agreement, is substantially similar to those described above, except that there is no reduction in benefits if he elects to receive benefits before attaining age 65. In addition, Mr. Andrews' deferred compensation benefits will immediately vest at reduced levels upon any termination of his employment by the Company for any reason (other than for cause) as described on page 20 of this Proxy Statement. Mr. Bloom's deferred compensation agreement is substantially similar to those described above, except that benefits are payable for a period of 18 years and there is no reduction in benefits if he elects to receive benefits before attaining age 65. Mr. Morgo's agreement provides that, as long as he remains in the employ of the Company until December 31, 1996, benefits are payable for a period of 15 years after attaining age 60. Mr. Morgo's agreement does not provide for incremental vesting.

     Stock Plan Provisions. The Company has granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change in control of the Company. The options include options issued under the Company's 1988 Stock Option Plan (the "1988 Plan") and 1993 Stock Incentive Plan (the "1993 Plan"), and the shares of restricted stock include shares awarded under the 1984 Executive Incentive Stock Purchase Plan (the "1984 Plan") and the 1993 Plan.

     Under the stock option agreements entered into between the Company and participants in the 1988 Plan and the 1993 Plan, 25% of each option generally becomes exercisable on the date of grant, and the remainder becomes exercisable at the rate of 25% of the option per year following the date of grant. However, the stock option agreements also provide that all options granted under the 1988 Plan become immediately exercisable in the event of a Change in Control of the Company.

     The 1984 Plan and the 1993 Plan provide for restricted stock awards. The restrictions on 25% of the shares received pursuant to an award normally lapse on the third anniversary of the date of the award, with an additional 25% of the restrictions lapsing on the fourth anniversary and the remaining restrictions lapsing on the fifth anniversary. The restricted stock agreements entered into with employees under these plans provide that all restrictions on restricted stock will lapse upon certain terminations of employment within a five-year period after a Change in Control.

     A Change in Control is defined in the agreements under the 1984 and 1988 Plans to include a change in control as set forth in the proxy rules issued under the Exchange Act, the acquisition of 25% or more of the Common Stock of the Company by any person or group of persons acting together, or a change during any two-year period in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. The definition of Change in Control under the 1993 Plan differs from the definition of that term in the agreements under the Company's other plans in that a Change in Control is considered to have occurred upon the acquisition of 20% or more (rather than 25%) of the Company's Common Stock, and the definition includes the sale, lease, exchange or other transfer of substantially all of the Company's assets to, or the merger or consolidation of the Company with, a corporation that is not controlled by the Company.

     Severance agreements with various executive officers (described above) provide for cash payments in lieu of outstanding options if a change in control of the Company occurs.

     Benefit Trust Agreement. In May, 1987, the Company established a Benefit Trust (the "Trust") to assure that payments to employees under the employment agreements, the severance agreements and the deferred compensation agreements (collectively, the "Agreements") described above will not be improperly withheld after a change in control of the Company as defined in the Trust agreement. On May 5, 1989, the supplemental pension policy was added to the benefits subject to the Trust. Under the Trust, upon the occurrence of a Potential Change in Control (as defined in the Trust agreement), the Company will deliver to the trustee, to be held in trust, cash, marketable securities or insurance equal to an amount determined by the Company to have a fair market value, together with any existing trust corpus, equal to the value of the benefits due to employees under the Agreements given certain assumptions set forth in the Trust. Additional terms of the Trust provide for the return of the property to the Company upon written request before a change in control or automatically if no change in control has occurred within six months after funding upon a Potential

Change in Control. The Company has transferred to the Trust the insurance policies on the lives of key employees described above.

     Indemnity Agreements. The Company has entered into indemnity agreements with Messrs. Andrews, Bloom, Duffy, Gulis, Morgo, Mundt and O'Donovan, and with each director and officer of the Company (collectively, "Executives"). The indemnity agreements indemnify each Executive against all expenses incurred in connection with any action or investigation involving the Executive by reason of his or her position with the Company (or with another entity at the Company's request). The Executives will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the Executives. An Executive involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the Executive meeting the standards of conduct set forth in the indemnity agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") develops and recommends to the Board of Directors the executive compensation policies of the Company. The Committee also administers the Company's compensation plans and recommends for approval by the Board of Directors the compensation to be paid to the Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers of the Company. The Committee consists of four directors, none of whom is a current or former employee of the Company or its subsidiaries.

     The Company has engaged an independent compensation consulting firm to assist the Committee in formulating the Company's compensation policies and to provide advice to the Committee concerning specific compensation packages and appropriate levels of executive compensation. The firm was also retained to provide specific advice concerning the employment and transition agreement with Mr. Gleason and the employment agreement with Mr. Bloom.

     The basic compensation philosophy of the Committee and the Company is to provide competitive salaries as well as incentives to achieve superior financial performance. The Company's executive compensation policies are designed to achieve four primary objectives:

     -- Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

     -- Provide incentives for achievement of specific short-term individual, business unit and corporate goals;

     -- Provide incentives for achievement of longer-term financial goals; and

     -- Align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

     Executive compensation at the Company consists primarily of four components: base salary and benefits; amounts paid (if any) under the annual bonus plan; amounts paid (if any) under the long-term (three-year) incentive bonus plan; and participation in the Company's stock option and equity-based incentive plans. Each component of compensation is designed to accomplish one or more of the four compensation objectives.

     The participation of specific executive officers and other key employees in the annual bonus plan, the long-term (three-year) incentive bonus plan and the stock option and equity-based incentive plans of the Company is recommended by management, and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Committee. However, senior executive officers are normally eligible to receive a greater percentage of their compensation in the form of awards under these incentive plans to reflect the Committee's belief that the percentage of an executive's total compensation that is "at risk" should increase as the executive's corporate responsibilities increase.

     In 1993, Congress amended the Code to add Section 162(m). This section provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its compensation policies in view of
Section 162(m) and the regulations currently proposed by the Internal Revenue Service to implement that section. If the proposed regulations under Section 162(m) are adopted substantially as proposed, it is currently not expected that any part of the Company's deduction for employee compensation will be disallowed for the 1995 fiscal year. The Committee plans to review the Company's compensation policies once final regulations implementing Section 162(m) have been adopted and then to consider appropriate modifications, if any, to the Company's compensation plans and policies to avoid or at least minimize any disallowance of tax deductions under Section 162(m).

BASE SALARY

     To attract and retain well-qualified executives, it is the Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries of senior executives are determined by the Committee by comparing each executive's position with similar positions in companies of similar type and size. The Committee uses surveys provided by the compensation consulting firm to make this comparison. Although some of the companies included in the peer index used in the graph of cumulative total stockholder return are among the companies included in the surveys, the surveys are not limited to those companies since the Company competes for talent with a wide range of corporations. In general, the Committee has targeted salaries to be at the median of base salaries paid for comparable positions by companies included in the surveys provided by the compensation consulting firm. Other factors considered by the Committee are the executive's performance, the executive's compensation history, the competitive marketplace, and the Company's or the applicable business unit's performance (determined by reference to pre-tax levels of profit and levels of sales). Although the Committee does not give specific weight to any particular factor, the most weight is given to the executive's performance (in determining whether to adjust significantly above or below the current salary level) and a significant but lesser weight is generally given to the comparative survey data. In general, base salaries for the Company's executive officers during 1994 were equal to or slightly below the median of salaries paid by companies included in the surveys. The 1994 average base salary of senior executives increased 12.5% over the previous year's level as a result of a combination of factors, including improved individual performance, promotions, increased responsibilities and adjustments obligated by employment agreements.

ANNUAL BONUS PLAN

     To provide incentives and rewards for achievement of short-term individual and business unit goals, the annual bonus plan is designed to provide key employees with the opportunity for bonuses based on each employee's performance and the performance of the business unit to which the employee is assigned. In the case of senior executive officers, the bonus is based on the achievement of individual performance goals (20% weighting) and the performance of the Company and/or the applicable operating unit as a whole (80% weighting). Individual performance goals for senior executive officers are tailored to each individual's position and duties, and vary in terms of number, scope and substance among the eligible executives. Individual performance goals are recommended by management, are reviewed, modified (to the extent appropriate) and approved by the Committee, and are then reviewed with each employee. The performance goals for each business unit and the Company as a whole relate to the achievement of predetermined pre-tax levels of profit (70% to 100% weighting for a business unit and 80% weighting for the Company), sales (0% to 20% weighting for a business unit and 20% weighting for the Company) and, with respect to a business unit, other specified goals (0% to 10% weighting). Company and business unit goals are established before the start of each year and are reviewed and approved by the Committee. Awards under the annual bonus plan are based on a percentage of earned salary. Bonuses are not paid until the Company's pre-tax levels of profit and/or sales reach certain minimum, or threshold, goals. Bonuses are also capped at a maximum amount (200% of target) and may not exceed specified levels. The two primary measures of corporate performance, pre-tax levels of profit and levels of sales, both significantly exceeded the targeted levels for 1994. During fiscal year 1994, executive officers were targeted to receive from 20% to 40% of their annual salaries in bonus compensation. In determining these percentages, the Committee considered each executive's position, competitive practices, and the executive's aggregate incentive compensation potential under all of the Company's plans. The percentages are generally higher for more senior executives to reflect their greater influence on profits and to put a larger percentage of their total potential cash compensation "at risk." Because the two primary measures of corporate performance under the plan significantly exceeded the targeted levels for 1994, senior executives generally received bonuses at levels that were at or near the upper end of the range established by the Committee.

LONG-TERM (THREE-YEAR) INCENTIVE BONUS PLAN

     To provide incentives and rewards for longer-term planning and decision making and the achievement of longer-term corporate performance goals, the long-term (three-year) incentive bonus plan provides the opportunity for additional compensation based upon the achievement of Company financial goals over a three-year period that are set above the profitability goals used in the annual bonus plan. The primary purposes of this plan are to provide a significant incentive to substantially improve the longer-term earnings performance of the Company and to foster cooperation among all business units since the goals are Company-wide in nature. The target financial performance goals are ambitious in nature since they are set above budget and generally provide a significant challenge to management. Goals are recommended by management and reviewed, modified (to the extent appropriate) and approved by the Committee prior to the start of each performance period. Performance periods begin every fiscal year and end three full fiscal years later. For the 1994-1996 performance period and prior periods, the Company used earnings per share ("EPS") goals.

     Awards under this plan are based on a percentage of average base salary during the three-year period. If higher or lower actual EPS are achieved during the three-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher or lower, or none at all. Bonuses are not paid until the Company achieves a minimum or "threshold" EPS. Bonuses are also capped at a maximum amount and may not exceed 150% of the targeted percentage of base salary with respect to each executive. For the 1994-1996 performance period, executive officers are targeted to receive from 20% to 50% of their base salaries in bonus compensation. In determining the percentages, the Committee considered the factors discussed above in connection with the annual bonus plan and each executive's capacity to affect the long-term performance of the Company. Because EPS significantly exceeded the targeted levels for the 1992-1994 performance period, senior executives generally received bonuses at levels that were at or near the upper end of the range established by the Committee.

STOCK OPTIONS AND EQUITY-BASED INCENTIVE PLANS

     Awards under the Company's stock option and equity-based incentive plans are designed to encourage long-term investment in the Company by participating executives, more closely align executive and stockholder interests, and reward executives and other key employees for building stockholder value. The Committee believes stock ownership by management is beneficial; stock awards have been granted by the Company to executives and other key employees pursuant to various equity-based plans for several decades. The Committee administers all aspects of these plans and reviews and modifies (to the extent appropriate) management's recommendations and approves all awards.

     Under the Company's plans that provide for awards of restricted stock, all of which have been previously approved by the stockholders, the Committee may grant to executives and other key employees shares of restricted stock or rights to purchase stock at a price equal to the par value of the stock. These shares are subject to certain restrictions that generally lapse over a period of five years from the date of grant.

     Under the Company's stock option plans, all of which have been previously approved by the stockholders, the Committee may grant to executives and other key employees options to purchase shares of stock, as well as stock appreciation rights and tax benefit rights. The Company has never granted stock appreciation rights or tax benefit rights under its existing plans and presently has no intention of doing so. The Committee reviews, modifies (to the extent appropriate) and approves the recommendations of management as to the key employees to be granted options and the amount, timing, price and other terms of the options. Most of the options granted have been "incentive stock options" within the meaning of the Code, with an exercise price equal to the market price of the stock on the date of the grant. The Committee may, however, grant options with an exercise price above or below the market price on the date of grant, but presently has no intention of doing so.

     In determining the number of shares of restricted stock and/or the number of options to be awarded to an executive, the Committee considers a formula recommended by the compensation consulting firm which takes into consideration the levels of responsibility and compensation. The Committee also considers the recommendations of management (except for awards to the Chief Executive Officer), the individual performance of the executive, and the number of shares or other compensation awarded to executives at other companies. Generally, both the number of shares granted and their proportion relative to the total number of shares granted increase corresponding to the level of an executive's responsibility. Although the Committee may also consider the number of shares of restricted stock and/or options already held by an executive, this factor is not considered to be particularly important by the Committee in determining the amounts of awards.

CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation is based upon the policies and objectives discussed above. The Chief Executive Officer, however, has a higher percentage of total cash compensation "at risk" because a larger percentage of potential cash compensation is based upon the annual bonus and long-term (three-year) incentive bonus plans described above.

     Effective April 27, 1993, the Company executed an amended and restated employment agreement (the "Employment Agreement") with Mr. Bloom which provides for his continued service to the Company through April 30, 1997, as President and Chief Executive Officer. The Agreement is also described on page 19 of this Proxy Statement under the heading "Employment Agreements, Termination of Employment and Change in Control Arrangements."

     Under the Employment Agreement, Mr. Bloom will receive an annual base salary of at least $330,000 effective April 27, 1993, through April 30, 1997, and if the Employment Agreement is renewed thereafter, through April 30, 2000. Mr. Bloom will be entitled to participate in the pension plan and the annual bonus and long-term (three-year) incentive bonus plans, and to receive fringe benefits similar to those provided to senior executives of the Company through the term of the Agreement and any renewal period.

     Mr. Bloom's 1994 base salary was established consistent with the Employment Agreement. In setting Mr. Bloom's base salary and total annual cash compensation, the Committee was advised by the compensation consulting firm and compared Mr. Bloom's cash compensation with that of chief executive officers in companies of similar general type and size. Mr. Bloom's base salary is generally targeted by the Committee to be approximately equal to the median of salaries paid to chief executive officers by companies included in the survey group. Mr. Bloom's base salary for 1994 increased 11.5% above his 1993 level, primarily due to the exceptional performance of the Company during the past year which the Committee believed was significantly due to his leadership.

     Mr. Bloom's annual incentive bonus under the annual bonus plan is based upon corporate performance goals (80% weighting) and individual performance goals (20% weighting). The target annual bonus award for Mr. Bloom was 40% of base salary. Mr. Bloom's annual bonus was subject to achievement of minimum goals, and his threshold bonus at this level would have been 20% of base salary. Mr. Bloom's bonus was also capped at 80% of base salary. Corporate performance goals in 1994 were based on the Company's achievement of predetermined pre-tax levels of profit (approximately 64% weighting) and sales (16% weighting). Pre-tax earnings from continuing operations for the 1994 fiscal year increased by 53.6% over the 1993 fiscal year. Sales also increased substantially for the 1994 fiscal year over 1993 levels. As to his individual performance goals, Mr. Bloom was rated extremely high by the Committee. Because of these increases and factors, the annual bonus paid to Mr. Bloom was at the upper end of the possible range.

     Mr. Bloom's long-term (three-year) incentive bonus award is based upon ambitious financial performance goals for the Company expressed in terms of targeted earnings per share. The target bonus for Mr. Bloom was 50% of average annual base salary for the 1994-1996 plan period. The bonus payout for Mr. Bloom can range from 0% - 150% of the target bonus. The Company paid $183,053 to Mr. Bloom pursuant to the 1992-1994 long-term (three-year) incentive bonus plan since the Company did achieve its financial performance goals for the bonus period.

     In 1994, Mr. Bloom was awarded 7,500 shares of restricted stock and options to purchase an additional 22,500 shares of Common Stock. The amounts of these awards were determined by the Committee considering the formula and factors discussed above.

     During 1994, Mr. Bloom's base salary was slightly below the median of base salaries paid by companies included in the survey group to chief executive officers. Had the Company only achieved targeted performance goals for 1994, Mr. Bloom's salary combined with his targeted bonus would have been slightly below the median of salary and bonus paid by companies included in the survey group. Because the Company had an exceptional year and significantly exceeded targeted performance during 1994, Mr. Bloom's salary and bonus in the aggregate were above the median. Mr. Bloom's total compensation for 1994 (salary, bonus and long-term incentives combined) exceeded the median paid by companies included in the survey group primarily due to the strong performance of the Company.

     All recommendations of the Committee attributable to 1994 compensation were unanimous and were approved and adopted by the Board of Directors without modification.

                                          Respectfully submitted,

                                          Daniel T. Carroll, Chairman
                                          David P. Mehney
                                          Joseph A. Parini
                                          Elizabeth A. Sanders

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during 1994 were Messrs. Carroll (Chairman), Mehney and Parini and Ms. Parker (through December 15) and Ms. Sanders (after December 15). During 1994, the Company engaged N. W. Ayer & Partners to perform public relations and marketing and advertising services. The Company paid $1,090,500 to N. W. Ayer & Partners representing fees and expenses. The Company also paid $3,447,068 to N. W. Ayer & Partners in its capacity as paying agent in connection with the placement of certain advertising, which was then disbursed by N. W. Ayer & Partners to various media. Ms. Joan Parker, a director of the Company, is Executive Vice President and Director of N. W. Ayer & Partners and Executive Vice President and Managing Director of the Ayer Public Relations Division of N. W. Ayer & Partners. The Company anticipates entering into similar service contracts with
N. W. Ayer & Partners for the 1995 fiscal year pursuant to which the Company anticipates it will make payments to N. W. Ayer & Partners of approximately $1,200,000 representing fees and expenses and approximately $3,800,000 in its capacity as paying agent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1989, Wolverine entered into a license agreement with Grimoldi, S.A., an Argentinean corporation of which Mr. Grimoldi, a director of Wolverine, is a large shareholder, to renew a licensing relationship that had existed for approximately 10 years. The license agreement grants to Grimoldi, S.A. the right to manufacture and the exclusive rights to distribute and sell HUSH PUPPIES(R) brand footwear products in Argentina under Wolverine's standard terms and conditions for all international licenses. In 1994, Wolverine and Grimoldi, S.A. executed a similar license agreement that grants similar rights with respect to Brazil. Under these licenses, Grimoldi, S.A. pays to Wolverine royalties and certain sublicense fees based on Grimoldi, S.A.'s sales of HUSH PUPPIES(R) brand footwear products in Argentina and Brazil. The royalties and sublicense fees due to Wolverine on Grimoldi, S.A.'s 1994 sales of HUSH PUPPIES(R) brand footwear products totaled $975,882 and have been invoiced or paid in accordance with Wolverine's customary terms and practices.

     In August 1994, Wolverine and Grimoldi, S.A. entered into a license agreement that grants to Grimoldi, S.A. similar rights with respect to WOLVERINE(R) and WOLVERINE WILDERNESS(R) brand footwear products in Argentina. Under this footwear license, Grimoldi, S.A. pays to Wolverine royalties based on the factory cost of products purchased from Wolverine or a third party manufacturer, or Grimoldi, S.A.'s sales in the case of footwear products manufactured by Grimoldi, S.A. The royalties due to Wolverine in 1994 from Grimoldi, S.A. under this license totaled $64,611. Also in August 1994, Wolverine entered into a distribution agreement with Grimoldi, S.A. appointing Grimoldi, S.A. to serve as Wolverine's exclusive distributor for CATERPILLAR(R) brand footwear products in Argentina. Under the distribution agreement, Grimoldi, S.A. pays to Wolverine a service fee based on the cost of each pair of CATERPILLAR(R) brand footwear products purchased by Grimoldi, S.A. Under this agreement, Grimoldi, S.A. paid service fees in 1994 to Wolverine totaling $36,489. These agreements were made under standard terms and conditions applicable to all international licenses and distributors, respectively, and all payments due under these agreements were invoiced or paid in accordance with Wolverine's customary terms and practices.

     In the ordinary course of their business, Wolverine and its subsidiaries sell footwear for resale, samples, components of footwear products (such as leather and shoe soles), advertising materials and miscellaneous items to licensees, distributors and customers. In 1994, purchases of such items by Grimoldi, S.A. totaled $1,128,610 (including any applicable sublicense fees for products containing licensed proprietary technology). All of these purchases were made pursuant to Wolverine's customary trade terms and were invoiced or paid in accordance with Wolverine's customary payment terms and schedules applicable to all licensees, distributors and customers.

     All of the transactions described above occurred pursuant to continuing contractual arrangements between Wolverine and Grimoldi, S.A. Wolverine expects similar transactions to occur between Grimoldi, S.A. and Wolverine and its subsidiaries during 1995.

                     SECTION 16(A) REPORTING DELINQUENCIES

     Section 16(a) of the Exchange Act requires Wolverine's directors and officers and persons who beneficially own more than 10% of the outstanding shares of Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% owners are required to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 1994 fiscal year, Wolverine believes that its directors and officers complied with all applicable filing requirements during the Company's last fiscal year, except that one report for Mr. Parini covering one transaction was filed several days late.

                             SELECTION OF AUDITORS

     Subject to the approval of stockholders, the Board of Directors has reappointed the firm of Ernst & Young LLP as independent auditors of the Company for the current fiscal year.

     Ernst & Young LLP, certified public accountants, has audited the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1994. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
            RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1996 annual meeting of stockholders must be received by the Company not later than November 28, 1995, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals of stockholders should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

                            SOLICITATION OF PROXIES

     Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company may solicit proxies by telephone, telegraph or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. Wolverine has engaged Corporate Investor Communications, Inc. at an estimated cost of $7,000, plus expenses and disbursements, to assist in solicitation of proxies from brokers and other nominee stockholders.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [SIG]

                                          Blake W. Krueger, General Counsel and
                                          Secretary
March 27, 1995

                                    APPENDIX

                           WOLVERINE WORLD WIDE, INC.
                           1995 STOCK INCENTIVE PLAN

                                   SECTION 1

                     ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

     1.1 Establishment of Plan. The Company hereby establishes the 1995 STOCK INCENTIVE PLAN (the "Plan") for its corporate, divisional, and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Restricted Stock, Stock Awards, and Tax Benefit Rights.

     1.2 Purpose of Plan. The purpose of the Plan is to provide officers and key management employees of the Company, its divisions, and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of officers and key employees with the interests of the Company's stockholders through the opportunity for increased stock ownership, and to attract and retain officers and key employees of exceptional abilities. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.

                                   SECTION 2

                                  DEFINITIONS

     The following words have the following meanings unless a different meaning is plainly required by the context:

          2.1 "Act" means the Securities Exchange Act of 1934, as amended.

          2.2 "Board" means the Board of Directors of the Company.

          2.3 "Change in Control" means (i) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (ii) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of twenty percent (20%) or more of the outstanding Common Stock or the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors; (iii) the approval by the stockholders of the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company other than to a Permitted Successor.

          2.4 "Code" means the Internal Revenue Code of 1986, as amended.

          2.5 "Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board, and all of its members shall be "disinterested persons" as defined in Rule 16b-3 under the Act.

          2.6 "Common Stock" means the Common Stock of the Company, par value $1 per share.

          2.7 "Company" means Wolverine World Wide, Inc., a Delaware corporation, and its successors and assigns.

          2.8 "Continuing Directors" mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company's stockholders was approved by a vote of two-thirds (2/3) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

          2.9 "Employee Benefit Plan" means any plan or program established by the Company or a Subsidiary for the compensation or benefit of officers or employees of the Company or any of its Subsidiaries.

          2.10 "Excluded Holder" means (i) any Person who at the time this Plan was adopted was the beneficial owner of twenty percent (20%) or more of the outstanding Common Stock, or (ii) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

          2.11 "Incentive Award" means the award or grant of a Stock Option, Restricted Stock, Stock Award, or Tax Benefit Right to a Participant pursuant to the Plan.

          2.12 "Market Value" shall equal the mean of the highest and lowest sales prices of shares of Common Stock on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, or if the New York Stock Exchange (or any such successor) is closed on that date, the last preceding date on which the New York Stock Exchange (or any such successor) was open for trading and on which shares of Common Stock were traded.

          2.13 "Participant" means a corporate officer, divisional officer, or any key employee of the Company, its divisions, or its Subsidiaries who the Committee determines is eligible to participate in the Plan and who is designated to be granted an Incentive Award under the Plan.

          2.14 "Permitted Successor" means a corporation which, immediately following the consummation of a transaction specified in clauses (iii) and
     (iv) of the definition of "Change in Control" above, satisfies each of the following criteria: (i) sixty percent (60%) or more of the outstanding common stock of the corporation and the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Company's outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (ii) no Person other than an Excluded Holder beneficially owns, directly or indirectly, twenty percent (20%) or more of the outstanding common stock of the corporation or the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the corporation, any subsidiary of the corporation and any employee benefit plan of the corporation or any such subsidiary or any trust holding common stock or other securities of the corporation pursuant to the terms of any such employee benefit plan); and (iii) at least a majority of the board of directors is comprised of Continuing Directors.

          2.15 "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

          2.16 "Restricted Period" means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

          2.17 "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 6 of the Plan.

          2.18 "Retirement" means the voluntary termination of all employment by a Participant after the Participant has attained 60 years of age, or such other age as shall be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

          2.19 "Stock Award" means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

          2.20 "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of
     Section 422(b) of the Code or a nonqualified stock option.

          2.21 "Subsidiary" means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

          2.22 "Tax Benefit Right" means any right granted to a Participant pursuant to Section 8 of the Plan.

                                   SECTION 3
                                 ADMINISTRATION

     3.1 Power and Authority. The Committee shall administer the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan, and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan. All determinations, interpretations, and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable. The members of the Committee shall not be paid any additional fees for their services.

     3.2 Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (i) the persons who shall be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable, and the form of payment for the Incentive Award); (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

     3.3 Amendments or Modifications of Awards. The Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (i) modify the number of shares or other terms and conditions of an Incentive Award;
(ii) extend the term of an Incentive Award; (iii) accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; (iv) accept the surrender of any outstanding Incentive Award; and (v) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards.

     3.4 Indemnification of Committee Members. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability, or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

                                   SECTION 4

                           SHARES SUBJECT TO THE PLAN

     4.1 Number of Shares. Subject to adjustment as provided in subsection 4.2 of the Plan, a maximum of 500,000 shares of Common Stock shall be available for Incentive Awards under the Plan. Such shares shall be authorized and may be either unissued or treasury shares.

     4.2 Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares, or any other change in the corporate structure or shares of the Company, the number and kind of securities subject to and reserved under the Plan, together with applicable exercise prices, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective Incentive Awards, with an appropriate cash adjustment for the value of any Incentive Awards eliminated. If an Incentive Award is cancelled, surrendered, modified, exchanged for a substitute Incentive Award, or expires or terminates during the term of the Plan but prior to the exercise or vesting of the Incentive Award in full, the shares subject to but not delivered under such Incentive Award shall be available for other Incentive Awards.

                                   SECTION 5

                                 STOCK OPTIONS

     5.1 Grant. A Participant may be granted one or more Stock Options under the Plan. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. The Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code.

     5.2 Stock Option Agreements. Stock Options shall be evidenced by Stock Option agreements containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. To the extent not covered by the Stock Option agreement, the terms and conditions of this Section 5 shall govern.

     5.3 Stock Option Price. The per share Stock Option price shall be determined by the Committee, but shall be a price that is equal to or higher than the par value of the Company's Common Stock; provided, that the per share Stock Option price for any shares designated as incentive stock options shall be equal to or greater than one hundred percent (100%) of the Market Value on the date of grant.

     5.4 Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents, shares of Common Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. The Committee may from time to time authorize payment of all or a portion of the Stock Option price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

     5.5 Stock Options Granted to Ten Percent Stockholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least one hundred ten percent (110%) of the Market Value of Common

Stock and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

     5.6 Limits on Exercisability. Stock Options shall be exercisable for such periods as may be fixed by the Committee, not to exceed 10 years from the date of grant. At the time of the exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant's service with the Company and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

     5.7 Restrictions on Transferability.

          (a) General. Unless the Committee otherwise consents (before or after the option grant) or unless the Stock Option agreement or grant provide otherwise: (i) no Stock Options granted under the Plan may be sold, exchanged, transferred, pledged, assigned, or otherwise alienated or hypothecated except by will or the laws of descent and distribution; and
     (ii) all Stock Options granted to a Participant shall be exercisable during the Participant's lifetime only by such Participant, his or her guardian, or legal representative.

          (b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

     5.8 Termination of Employment or Officer Status.

          (a) General. If a Participant ceases to be employed by or an officer of the Company or one of its Subsidiaries for any reason other than the Participant's death, disability, Retirement, or termination for cause, the Participant may exercise his or her Stock Options only for a period of three months after such termination of employment or officer status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination, unless the Committee otherwise consents or the terms of the Stock Option agreement or grant provide otherwise. For purposes of the Plan, the following shall not be deemed a termination of employment or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as an officer.

          (b) Death. If a Participant dies either while an employee or officer of the Company or one of its Subsidiaries or after the termination of employment other than for cause but during the time when the Participant could have exercised a Stock Option under the Plan, the Stock Option issued to such Participant shall be exercisable by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of death or termination of employment, whichever first occurred, unless the Committee otherwise consents or the terms of the Stock Option agreement or grant provide otherwise.

          (c) Disability. If a Participant ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant's disability, the Participant may exercise a Stock Option for a period of one year following such termination of employment, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of such event, unless the Committee otherwise consents or the terms of the Stock Option agreement or grant provide otherwise.

          (d) Participant Retirement. If a Participant Retires as an employee or officer of the Company or one of its Subsidiaries, any Stock Option granted under the Plan may be exercised during the remaining term of the Stock Option, unless the terms of the Stock Option agreement or grant provide otherwise.

          (e) Termination for Cause. If a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Option previously granted, unless the Committee and the Board determine otherwise.

                                   SECTION 6
                                RESTRICTED STOCK

     6.1 Grant. A Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting of Restricted Stock as it deems appropriate.

     6.2 Restricted Stock Agreements. Awards of Restricted Stock shall be evidenced by Restricted Stock agreements containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless a Restricted Stock agreement provides otherwise, Restricted Stock awards shall be subject to the terms and conditions set forth in this Section 6.

     6.3 Termination of Employment or Officer Status.

          (a) General. In the event of termination of employment or officer status during the Restricted Period for any reason other than death, disability, Retirement, or termination for cause, then any shares of Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company; provided, that in the event of a voluntary or involuntary termination of the employment or officer status of a Participant by the Company, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares of Restricted Stock and/or may add such new restrictions to such shares of Restricted Stock as it deems appropriate. For purposes of the Plan, the following shall not be deemed a termination of employment or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee's right to reemployment is guaranteed either by statute or contract; and (iv) a termination of employment with continued service as an officer.

          (b) Death, Retirement, or Disability. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement or grant provide otherwise, in the event a Participant terminates his or her employment with the Company because of death, disability, or Retirement during the Restricted Period, the restrictions applicable to the shares of Restricted Stock shall terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the maximum number of full months of the Restricted Period. All remaining shares shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock either before or after the death, disability, or Retirement of the Participant.

          (c) Termination for Cause. If a Participant's employment is terminated for cause, the Participant shall have no further right to exercise or receive any Restricted Stock, and all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company, unless the Committee and the Board determine otherwise.

     6.4 Restrictions on Transferability.

          (a) General. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement or grant provide otherwise: (i) shares of Restricted Stock shall not be sold, exchanged, transferred, pledged, assigned, or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant, his or her guardian, or legal representative.

          (b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

     6.5 Legending of Restricted Stock. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

             The shares represented by this certificate were issued subject to certain restrictions under the Wolverine World Wide, Inc. 1995 Stock Incentive Plan (the "Plan"). A copy of the Plan is on file in the office of the Secretary of the Company. This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and provides for forfeiture upon certain events.

     6.6 Representations and Warranties. A Participant who is awarded Restricted Stock shall represent and warrant that the Participant is acquiring the Restricted Stock for the Participant's own account and investment and without any intention to resell or redistribute the Restricted Stock. The Participant shall agree not to resell or distribute such Restricted Stock after the Restricted Period except upon such conditions as the Company may reasonably specify to ensure compliance with federal and state securities laws.

     6.7 Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation, and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to subsections 6.1 and 6.4 of the Plan. Unless the Committee otherwise determines or unless the terms of the Restricted Stock agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as the shares to which such dividends or distributions relate.

                                   SECTION 7
                                  STOCK AWARDS

     7.1 Grant. A Participant may be granted one or more Stock Awards under the Plan in lieu of, or as payment for, the rights of a Participant under any other compensation plan, policy, or program of the Company or its Subsidiaries. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.

     7.2 Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation, and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it deems appropriate.

                                   SECTION 8
                               TAX BENEFIT RIGHTS

     8.1 Grant. A Participant may be granted Tax Benefit Rights under the Plan to encourage a Participant to exercise Stock Options and provide certain tax benefits to the Company. A Tax Benefit Right entitles a Participant to receive from the Company or a Subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a nonqualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus the applicable state and local tax imposed on the exercise of the Stock Option or the disqualifying disposition.

     8.2 Restrictions. A Tax Benefit Right may be granted only with respect to a Stock Option issued and outstanding or to be issued under the Plan or any other plan of the Company or its Subsidiaries that has been approved by the stockholders as of the date of the Plan and may be granted concurrently with or after the grant of the Stock Option. Such rights with respect to outstanding Stock Options shall be issued only with the consent of the Participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price, or otherwise impair the Participant's existing Stock Options.

     8.3 Terms and Conditions. The Committee shall determine the terms and conditions of any Tax Benefit Rights granted and the Participants to whom such rights will be granted with respect to Stock Options under the Plan or any other plan of the Company. The Committee may amend, cancel, limit the term of, or limit the amount payable under a Tax Benefit Right at any time prior to the exercise of the related Stock Option, unless otherwise provided under the terms of the Tax Benefit Right. The net amount of a Tax Benefit Right, subject to withholding, may be used to pay a portion of the Stock Option price, unless otherwise provided by the Committee.

                                   SECTION 9
                               CHANGE IN CONTROL

     9.1 Acceleration of Vesting. If a Change in Control of the Company shall occur, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, without action by the Committee or the Board:
(i) all outstanding Stock Options shall become immediately exercisable in full and shall remain exercisable during the remaining term thereof, regardless of whether the Participants to whom such Stock Options have been granted remain in the employ or service of the Company or any Subsidiary; and (ii) all other outstanding Incentive Awards shall become immediately fully vested and nonforfeitable.

     9.2 Cash Payment for Stock Options. If a Change in Control of the Company shall occur, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess over the exercise price per share of such Stock Options of (i) the highest sales price of the shares on the New York Stock Exchange on the date immediately prior to the effective date of such Change in Control of the Company, or (ii) the highest price per share actually paid in connection with any Change in Control of the Company.

                                   SECTION 10
                               GENERAL PROVISIONS

     10.1 No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan, and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

     10.2 Withholding. The Company or a Subsidiary shall be entitled to (i) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise, or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (ii) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate to comply with Rule 16b-3 under the Act.

     10.3 Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules, and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     10.4 Limit on Plan Awards. No Participant shall be eligible to receive Incentive Awards under the Plan which in the aggregate represent more than 25% of the total shares available for Incentive Awards granted under the Plan.

     10.5 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

     10.6 No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

     10.7 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

     10.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   SECTION 11

                           TERMINATION AND AMENDMENT

     The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of the Company, provided that without stockholder approval no such amendment may: (i) materially increase either the benefits to Participants under the Plan or the number of shares that may be issued under the Plan; (ii) materially modify the eligibility requirements; or (iii) impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Plan or the Incentive Award. No termination, amendment, or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

                                   SECTION 12

                    EFFECTIVE DATE AND DURATION OF THE PLAN

     This Plan shall take effect April 19, 1995, subject to approval by the stockholders at the 1995 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of Stockholders. Unless earlier terminated by the Board of Directors, the Plan shall terminate on April 18, 2005. No Incentive Award shall be granted under the Plan after such date.

                                     [LOGO]

                                    [FRONT]
PROXY                                                                      PROXY

                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder hereby appoints Geoffrey B. Bloom, Daniel T. Carroll and Phillip D. Matthews, and each of them, each with full power of substitution, proxies to represent the stockholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at the Holiday Inn Crowne Plaza, 5700 28th Street, S.E., Grand Rapids, Michigan, on Wednesday, April 19, 1995, at 10 a.m., and any adjournment of that meeting.

  IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AS DIRECTORS AND FOR APPROVAL OF EACH PROPOSAL IDENTIFIED ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
                  (Continued and to be signed on reverse side)

                                     [BACK]

                           WOLVERINE WORLD WIDE, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.  ELECTION OF DIRECTORS-                                               For All
    Nominees:  Geoffrey B. Bloom, David T. Kollat,         For  Withheld  Except
    David P. Mehney, Timothy J. O'Donovan                  / /    / /      / /

    (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR
    ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THAT NOMINEE'S
    NAME IN THE LIST ABOVE.)

    Your Board of Directors Recommends that You Vote
      FOR ALL NOMINEES


2.  Proposal to approve the 1995 Stock Incentive Plan.     For  Against  Abstain
    Your Board of Directors Recommends that                / /    / /      / /
      You Vote FOR this Proposal


3.  Proposal to ratify the appointment of Ernst &
    Young LLP as independent auditors for the current
    fiscal year.                                           For  Against  Abstain
                                                           / /    / /      / /
    Your Board of Directors Recommends that
         You Vote FOR this Proposal


                                              Dated:_____________________, 1995

                                              _________________________________

                                              _________________________________
                                              Signature of Stockholder(s)

                                              IMPORTANT -- Please sign exactly
                                              as your name(s) appears on this
                                              Proxy.  When signing on behalf of
                                              a corporation, partnership,
                                              estate or trust, indicate title
                                              or capacity of person signing.
                                              IF SHARES ARE HELD JOINTLY, EACH
                                              HOLDER SHOULD SIGN.







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